UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[ ] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to §240.14a-12

COSTAR GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 25, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of CoStar Group, Inc., to be held at 10:00 a.m., local time, on Tuesday, June 4, 2013 at 1331 L Street N.W., Washington, DC 20005.

At the Annual Meeting, you will be asked (1) to elect the eight directors named in the Proxy Statement, (2) to approve a proposal to remove the voting standard from the CoStar Group, Inc. Restated Certificate of Incorporation so that the Board of Directors may provide for majority voting in uncontested director elections, (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013, and (4) to approve, on an advisory basis, CoStar Group, Inc.’s executive compensation. The accompanying Notice of 2013 Annual Meeting of Stockholders and Proxy Statement describe these matters.

The Board of Directors recommends that stockholders vote in favor of each of the director nominees and the other proposals.

Important Notice Regarding the Availability of Proxy Materials
for the 2013 Annual Meeting of Stockholders:

We are mailing many of our stockholders a Notice of Internet Availability of Proxy Materials rather than a full set of our proxy materials. The Notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how to obtain a paper copy of the full set of proxy materials if a stockholder so desires. This process is more environmentally friendly and reduces our costs to print and distribute these materials to stockholders. All stockholders who do not receive this Notice of Availability, including stockholders who have previously requested to receive a paper copy of the materials, will receive a full set of our proxy materials by mail.

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive a complete set of proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save CoStar the extra expense associated with additional solicitation. Voting your shares over the Internet or otherwise will not prevent you from attending the meeting, revoking your proxy, or voting your stock in person.

Sincerely,

ANDREW C. FLORANCE
Chief Executive Officer and President

COSTAR GROUP, INC.

April 25, 2013
NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, JUNE 4, 2013

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) will be held at 1331 L Street, N.W., Washington, DC 20005, at 10:00 a.m., local time, on Tuesday, June 4, 2013, for the following purposes:

1.	To elect the eight directors named in the Proxy Statement to hold office until the next Annual Meeting of Stockholders, or until their respective successors are elected and qualified;

2.
To approve a proposal removing the voting standard from the Company’s Amended and Restated Certificate of Incorporation so that the Board of Directors may provide for majority voting in uncontested director elections;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2013;

4.	To approve, on an advisory basis, the Company’s executive compensation; and

5.	To transact any other business properly presented before the Annual Meeting.

The Board of Directors has fixed Monday, April 8, 2013 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting (or any adjournment or postponement of it). Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting. For specific instructions on voting, please refer to the instructions provided in your Notice of Internet Availability of Proxy Materials or, if you receive a complete set of our proxy materials by U.S. mail, on the proxy card.

INTERNET AVAILABILITY

We are taking advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders through the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. On or about April 25, 2013, we mailed to stockholders as of the record date a Notice Regarding the Availability of Proxy Materials. If you received a Notice by mail, you will not receive printed copies of the proxy materials, unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and in our 2012 Annual Report on Form 10-K (which we posted on the same date), as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of our proxy materials, you may request a printed copy of the proxy materials by following the instructions in the Notice.

WE INVITE YOU TO ATTEND THE ANNUAL MEETING IN PERSON, BUT WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE.

By Order of the Board of Directors,
JONATHAN COLEMAN
Secretary

NOTICE: Brokers are not permitted to vote on the election of directors, the amendment to the Restated Certificate of Incorporation to remove the voting standard so that the Board of Directors may provide for majority voting in uncontested director elections, or the advisory resolution on executive compensation without instructions from the beneficial owner, as discussed in more detail in the Proxy Statement. Therefore, if your shares are held through a brokerage firm, bank or other nominee, they will not be voted on these matters unless you affirmatively vote your shares in one of the ways described in the Notice.

Table of Contents

PROXY STATEMENT	1
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2013	1
OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM	1
PROXY VOTING AND REVOCATION	2
ATTENDING THE ANNUAL MEETING	3
Item 1 – ELECTION OF DIRECTORS	4
Item 2 – APPROVAL OF A CHARTER AMENDMENT TO REMOVE THE VOTING STANDARD SO THAT THE BOARD MAY PROVIDE FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS	9
Item 3 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	11
Item 4 – ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	13
OTHER MATTERS	14
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS FOR THE 2014 ANNUAL MEETING	14
ADDITIONAL INFORMATION	14
Corporate Governance Matters	14
Board Meetings and Committees	17
Report of the Audit Committee	19
Director Compensation	20
Executive Officers and Key Employees	22
Stock Ownership Information	25
Equity Compensation Plan Information	27
Compensation Committee Interlocks and Insider Participation	27
Compensation Committee Report	28
Compensation Discussion and Analysis	28
Policy on Deductibility of Compensation	46
Executive Compensation Recovery Policy	46
Executive Compensation Tables and Discussion	47
Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table	51
Potential Payments Upon Termination or Change of Control	55
Certain Relationships and Related Transactions	58
Section 16(a) Beneficial Ownership Reporting Compliance	58
Other Information	58
APPENDIX A – PROXY CARD	A-1

COSTAR GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 4, 2013

The Board of Directors (the “Board”) of CoStar Group, Inc. (“CoStar”, “we” or the “Company”) solicits your proxy for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, June 4, 2013, at the Company’s principal executive offices at 1331 L Street N.W., Washington, DC 20005, and at any adjournment or postponement of the Annual Meeting.

We are mailing the Notice Regarding the Availability of Proxy Materials to our stockholders eligible to vote at the Annual Meeting on or about April 25, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2013

The Notice of Meeting and this Proxy Statement are available on our corporate website at www.CoStar.com/Investors/SECFilings.aspx and our 2012 Annual Report to stockholders is available on our corporate website at www.CoStar.com/Investors/Reports.aspx.

OUTSTANDING SECURITIES, VOTING RIGHTS AND QUORUM

At the close of business on the record date, Monday, April 8, 2013, there were 28,526,713 shares of common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote on each of the eight director nominees and on each of the other proposals.

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares as of the record date constitutes a quorum (the minimum number of shares required to take action) for the Annual Meeting. Both abstentions and broker non-votes will be counted as shares present for purposes of obtaining a quorum.

The required vote and the calculation method for each of the matters scheduled for consideration at the Annual Meeting are as follows:

Election of Directors.  Directors are elected by a plurality of votes cast, which means that the eight nominees who receive the most votes will be elected as directors.

Approval of the Charter Amendment to Remove the Voting Standard for the Board of Directors. Approval of the proposal removing the voting standard from the Company’s Restated Certificate of Incorporation so that the Board of Directors may provide for majority voting in uncontested director elections requires a majority of the total number of shares of common stock outstanding and entitled to vote on the proposal.

Each of the Other Proposals.  Approval of each of the other proposals to be voted on at the Annual Meeting requires a majority of votes cast, which means that the number of votes cast in favor must exceed the number of votes cast against the proposal.

Treatment of Abstentions

With respect to the election of directors, votes may be cast for or withheld from the nominees. Votes that are withheld from a nominee will not be voted with respect to the election of that nominee. Therefore, they do not affect whether a nominee has received sufficient votes to be elected. With respect to the other proposals, stockholders may vote or abstain from voting. Abstentions will have the same effect as a vote against the proposal to remove the voting standard from the Company’s Restated Certificate of Incorporation so that the Board of Directors may provide for majority voting in uncontested director elections. Abstentions will not affect the outcome of the other proposals because they are disregarded in calculating the total number of votes cast.

Treatment of Broker Non-Votes

If your shares are held in street name through a broker, bank or other nominee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has the discretion to vote on routine corporate matters (routine matters include ratification of the appointment of the Company’s independent registered public accounting firm) presented in the proxy materials without your specific voting instructions. For non-routine matters (non-routine matters include election of directors, approval of the proposal to remove the voting standard from the Company’s Restated Certificate of Incorporation so that the Board of Directors may provide for majority voting in uncontested director elections, and approval of the advisory resolution on executive compensation), your shares will not be voted without your specific voting instructions, resulting in a “broker non-vote.”

Because CoStar currently has a plurality voting standard, broker non-votes will not affect the outcome of the vote on director elections. Broker non-votes will have the same effect as a vote against the proposal to remove the voting standard from the Company’s Restated Certificate of Incorporation so that the Board of Directors may provide for majority voting in uncontested director elections because it requires the approval of a majority of all issued and outstanding shares of common stock. Finally, broker non-votes will not affect the outcome of the other proposals because they are disregarded in calculating the total number of votes cast on the proposal.

PROXY VOTING AND REVOCATION

There are four ways you can vote:

1.
By Internet (www.proxypush.com/csgp): You may vote over the Internet by following the instructions provided in the Notice or, if you receive a complete set of proxy materials by U.S. mail, by following the instructions on the proxy card.

2.	By Telephone: If you receive a complete set of proxy materials by U.S. mail, you may vote by telephone by following the instructions on your proxy card.

3.
By Mail: If you receive a complete set of proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided or return it to Proxy Tabulator, Mediant Communications LLC, PO Box 8016, Cary, NC 27518.

4.
In Person: If you are a stockholder as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy or voting in person.

If you properly complete and execute your proxy card in one of the ways set forth above:

•	Your shares will be voted in accordance with your instructions.

•
If you sign, date and return the proxy card and there are any items for which you do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as follows: “FOR” election of each of the director nominees, “FOR” approval of the proposal to remove the voting standard from the Company’s Restated Certificate of Incorporation so that the Board of Directors may provide for majority voting in uncontested director elections, “FOR” ratification of the independent registered public accounting firm, and “FOR” approval of the advisory resolution on executive compensation.

You may revoke your proxy at any time before it is voted by:

•	delivering to the Corporate Secretary written notice that you are revoking your proxy;

•	submitting a properly executed proxy bearing a later date; or

•
attending the Annual Meeting and voting in person. If you are not the owner of record, but rather hold your shares through a broker or bank, you should take appropriate steps to obtain a legal proxy from the owner of record if you wish to attend and vote at the Annual Meeting.

Simply attending the Annual Meeting will not revoke your proxy. If you instructed a broker to vote your shares, you must follow your broker’s directions for changing those instructions.

ATTENDING THE ANNUAL MEETING

Only stockholders as of the record date, their proxy holders and our invited guests may attend the Annual Meeting. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the Annual Meeting in person should obtain an admission ticket in advance by sending written requests, along with proof of beneficial ownership, such as a bank or brokerage firm account statement, to: Rich Simonelli, Director of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005. Beneficial owners who do not present valid admission tickets at the registration counter at the Annual Meeting will be admitted at CoStar’s sole discretion and may be required to verify share ownership, which may be established by providing a bank or brokerage firm account statement and photo identification, at the registration counter at the Annual Meeting. Stockholders as of the record date or their proxy holders who plan to attend the Annual Meeting may also be asked to present photo identification at the registration counter at the Annual Meeting to gain admittance to the Annual Meeting.

ITEM 1
ELECTION OF DIRECTORS

The Board has currently fixed the number of directors constituting the Board at eight. The Nominating & Corporate Governance Committee has recommended and the Board has nominated the eight current directors for reelection, seven of whom were last elected at the 2011 Annual Meeting of Stockholders, and one of whom (Mr. John Hill) was recommended by the Nominating & Corporate Governance Committee for nomination and appointed by the Board to fill a vacancy following the increase in the number of directors from seven to eight in September 2012. Mr. Hill was recommended to the Nominating & Corporate Governance Committee as a director candidate by a non-management director of the Company. The persons named as proxy holders on the proxy card will vote your shares “FOR” each of the eight nominees unless you instruct otherwise on your proxy card.

Each of our directors elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until his successor is elected and qualified. We know of no reason why any nominee would be unable to serve. However, if any of the nominees should become unable to serve prior to the Annual Meeting, proxies that do not withhold authority to vote for directors may be voted for any other nominee or nominees selected by the Board unless the Board votes to reduce the size of the Board to match the actual number of nominees. In no event may proxies be voted for a greater number of persons than the number of nominees named. We did not receive any stockholder nominations for director in connection with the 2013 Annual Meeting.

Board Composition

Our Nominating & Corporate Governance Committee is responsible for reviewing and assessing with the Board the Board’s membership criteria. The criteria include independence; judgment; integrity; ability to commit sufficient time and attention to the activities of the Board; an individual's business experience, skills and background, including an understanding of and experience with commercial real estate, information services, and technology industries; finance and marketing expertise; and absence of potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee seeks a diversity of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. In addition, the Nominating and Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This evaluation enables the Nominating and Corporate Governance Committee to assess its effectiveness at achieving these Board membership objectives.

We do not expect or intend that each director will have the same skills, experience and background. We expect that our Board members will have a diverse portfolio of skills, experiences and backgrounds and that each will contribute to the composition of the Board so that collectively the Board will possess the necessary skills, experience and background to oversee the business and affairs of the Company. Below is a list of key skills and experience that our directors bring to our Board that we consider important in light of our current business and structure. The directors’ individual biographies below describe each director’s most relevant experience, qualifications and skills.

•
Industry Expertise. We seek directors with experience in the commercial real estate, data provider and technology industries. Experience in those areas is valuable in understanding our growth and development efforts, as well as the market segments in which we operate.

•
Financial Expertise. We believe that an understanding of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our investing activities, financial reporting and internal controls. We measure our operating performance by reference to financial targets. We expect all of our directors to be financially knowledgeable.

•
Mergers & Acquisitions Experience. We have grown over the years in part through mergers & acquisitions activity and believe directors who have a background in mergers & acquisitions transactions can provide insight into developing and implementing strategies for growing our operations through business combinations and also provide relevant input regarding our business strategy. Relevant experience in this area includes experience identifying and valuing proposed transactions, analyzing the ‘fit’ of a proposed acquisition target with the Company’s strategy, and integrating acquired companies with our existing operations.

•
Business Development. We expect to grow organically by identifying and developing new services and new markets for our services. Directors who have expertise in business development can provide insight into developing and implementing strategies for growing our business organically.

•
Public Company Board and Management Experience. Directors who have served on other public company boards and/or as executives of other public companies can offer advice and insight with regard to the dynamics and operation of a board of directors, the relationship between a board and the CEO and other management personnel, and an understanding of good corporate governance practices and risk management.

•
Leadership Experience. Directors who have served in a leadership capacity or as executives at other companies provide valuable operational insight and can help the Board operate efficiently and effectively.

Nominees for the Board of Directors

The following table lists the eight director nominees and their current committee memberships:

Name	Employment	Years as a Director(1)	Committee Membership
Michael R. Klein	Chairman, CoStar Group, Inc.; Chairman, The Sunlight Foundation	26	Compensation; Nominating & Corporate Governance
Andrew C. Florance(2)	CEO & President, CoStar Group, Inc.	26	None
David Bonderman	Founding Partner, TPG Capital, L.P.	18	Compensation; Nominating & Corporate Governance
Michael J. Glosserman	Managing Member, The JBG Companies	5	Audit; Nominating & Corporate Governance
Warren H. Haber	Chairman of the Board & CEO, Founders Equity Inc.; Managing General Partner of FEF Management Services, LLC	18	Audit
John W. Hill	Founder & CEO, J Hill Group	1	Audit
Christopher J. Nassetta	CEO & President, Hilton Worldwide	11	Compensation; Nominating & Corporate Governance
David J. Steinberg	CEO, SnappCloud, Inc.	2	Audit
____________

(1)     Years of service include the current year of service.
(2) Executive Officer

Nominees’ Business Experience, Qualifications and Directorships

Michael R. Klein has been the Chairman of our Board of Directors since he and Mr. Florance started the Company in 1987. Mr. Klein also currently serves as Chairman of the board of directors and Chief Executive Officer of The Sunlight Foundation, a non-profit public education organization which he founded in 2005, and as Vice Chairman of the board of directors, Lead Director, Chairman of the audit and corporate governance & nominating committees and member of the compensation committee of Tutor Perini Corporation, a publicly-held construction company. From 1998 to 2011, he served on the board of directors of SRA International, Inc., a formerly publicly held provider of technology and strategic consulting services and solutions which was sold in June 2011. He also serves as Chairman of the board of trustees of The Shakespeare Theatre Company, as a director and secretary of the American Himalayan Foundation, as a director of the NAACP Legal Defense and Education Fund and as a trustee of the Aspen Music Festival and School and the Aspen Institutes. From 1974 through 2005, he was a partner of the law firm now known as Wilmer Cutler Pickering Hale & Dorr, LLP. Mr. Klein received a B.B.A. and a J.D. from the University of Miami and an L.L.M. from Harvard University. Mr. Klein is 71 years old.

As a result of his service on our Board of Directors since the Company’s inception, Mr. Klein has extensive knowledge of the commercial real estate, data provider and technology industries, as well as the Company’s products, services and business strategies. In addition to his role and tenure on our Board, Mr. Klein brings to the Board of Directors extensive experience through his service over the past 26 years on the boards of directors of the foregoing and other publicly-held companies, as well as several privately held businesses and non-profit organizations, including in the role of Chairman and Lead Director. Mr. Klein’s experience gained as a result of his involvement as a founder, director and/or investor in those entities over the past 26 years, including active participation in their business development and management, enables him to contribute significantly to the oversight and governance of the Company. Mr. Klein also has three decades of service as a corporate and securities lawyer with significant participation in corporate financings and mergers & acquisitions allowing him to provide valuable insight when evaluating or overseeing the Company’s business and growth strategies.

Andrew C. Florance founded the Company in 1987. As President and CEO of CoStar, Mr. Florance has directed CoStar’s successful expansion from start-up, to its IPO in July 1998, to its market-leading position today with approximately 2,000 employees worldwide, a client base that includes the commercial real estate industry’s leading brokerage firms and property owners and an international service platform that includes the entire United States, London, England, other parts of the United Kingdom and Paris, France. Mr. Florance is a recognized authority for analysis of commercial real estate markets. He is a frequent speaker on commercial real estate at industry events. He conceived and co-authored the study resulting in the 2010 launch of the CoStar Commercial Repeat-Sale Indices (CCRSI), which is believed to be the most comprehensive and thorough commercial real estate repeat-sale price index available in the market today. The study was recognized as “Best Manuscript” by the James R. Webb American Real Estate Society (ARES) Foundation. He also co-authored the first comprehensive analysis of leasing and sales activity in energy-efficient office buildings in the United States. The study, which was published in The Journal of Real Estate Portfolio Management, was selected by the ARES as the “Best Paper” published in this prestigious academic real estate journal in 2008. The groundbreaking study was also cited as a critical factor in the Company’s selection as the only commercial real estate-related company to win an ENERGY STAR award for excellence from the U.S. Environmental Protection Agency in 2009. In addition, Mr. Florance is the recipient of numerous other awards recognizing his accomplishments as an entrepreneur and corporate leader, including: Cornell Real Estate Review’s Real Estate Industry Executive of the Year for 2009; Transwestern’s 2007 Public Company Trendsetter of the Year for revolutionizing the way the commercial real estate industry gathers, analyzes and uses information on commercial property and markets; and Ernst & Young’s Entrepreneur of the Year award in 2000 for his pioneering work in real estate information services. Mr. Florance serves on the board of directors of Walker & Dunlop, a publicly held commercial real estate finance company. He serves on the Board of Directors of ARES, an association of real estate thought leaders, and as a Trustee of the National Building Museum and The Shakespeare Theatre Company in Washington, DC. He also serves on the Governing Board for Beauvoir, the National Cathedral Elementary School.  Mr. Florance received a B.A. in economics from Princeton University. He is 49 years old.

As the founder of the Company and the only member of the Company’s senior management team who serves on our Board, Mr. Florance brings to the Board significant knowledge and understanding of the commercial real estate and information services industries, unique expertise on the Company’s products and services, and extensive leadership experience. Over his 26-year tenure with the Company, Mr. Florance has been actively involved in all facets of the Company’s business, including developing the Company’s products and services, identifying and developing markets for the Company’s products and services and identifying and integrating acquisition targets. This experience enables Mr. Florance to make significant contributions to the Company’s business development and strategy.

David Bonderman is a Founding Partner of TPG Capital (“TPG”), one of the world’s largest private equity investment firms, which was established in 1992. Through its global buyout platform, TPG generally makes significant investments in operating companies through acquisitions and restructurings across a broad range of industries throughout the United States, Europe and Asia. Mr. Bonderman currently serves on the boards of directors of the following public companies: Caesars Entertainment Corporation; Energy Future Holdings Corp.; General Motors Company, for which he serves on the executive compensation and finance & risk committees; and RyanAir Holdings, plc, for which he is Chairman and serves on the executive committee and the nominating committee. Mr. Bonderman served on the boards of directors of the following public companies within the past five years: Armstrong World Industries, Inc., Burger King Holdings, Inc.; Gemalto N.V.; Univision Communications, Inc.; and Washington Mutual, Inc. Mr. Bonderman also serves on the boards of directors of XO Jet, Kite Pharma, Inc., and the American Himalayan Foundation. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of

Arnold & Porter in Washington, DC, where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights Division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans. Mr. Bonderman graduated magna cum laude from Harvard Law School in 1966. He was a member of the Harvard Law Review and a Sheldon Fellow. He is a 1963 graduate of the University of Washington in Seattle. Mr. Bonderman is 70 years old.

Mr. Bonderman has had an extensive career in private equity investments and finance, and as a result brings to the Board significant business development, mergers & acquisitions and financial expertise. Mr. Bonderman has served and continues to serve on several public company boards, enabling the Board to benefit from his considerable public company board experience. In addition, Mr. Bonderman has served on the Company’s Board for 18 years and has extensive knowledge of the commercial real estate and information services industries as well as the Company’s products, services and business strategies.

Michael J. Glosserman has served as a Managing Member of The JBG Companies, a real estate investment and development firm, since 1998, and is Chairman of its Executive Committee. He began his career as a staff attorney with the U.S. Department of Justice, shortly thereafter moving into commercial real estate investment and development with the Rouse Company in 1972 and then joining JBG in 1979. His non-professional affiliations include: Chairman Emeritus of the Board of Trustees, National Building Museum; Trustee, Federal City Council; and Advisory Board Member of the University of Pennsylvania Institute for Urban Research. He received a B.S. in Economics from the Wharton School at the University of Pennsylvania and received his J.D. from the University of Texas Law School. He is 67 years old.

Mr. Glosserman has over 40 years of experience investing in, developing and owning commercial real estate. As a result of his experience, Mr. Glosserman brings to the Board significant business development, financial and commercial real estate industry expertise. As a user of commercial real estate information, Mr. Glosserman also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential ‘fit’ of acquisition targets and the development and marketing of products and services.

Warren H. Haber has been, for more than 40 years, Chairman of the Board and Chief Executive Officer of Founders Equity, Inc. and its affiliates, private investment concerns. Mr. Haber is also Managing General Partner of FEF Management Services, LLC, which manages Founders Equity SBIC I, L.P. and Founders Equity NY L.P, and a Partner of Founders Property LLC, an affiliate of FEF Management Services, LLC. Mr. Haber served on the board of directors of Warnex, Inc. (Toronto Stock Exchange), and currently serves on the boards of directors of several privately-held companies, including Core BTS (formerly known as Core Business Solutions); Richardson Foods, Inc.; Stone Source, Inc.; and Pay-O-Matic, Inc. Mr. Haber holds a BBA in Finance from Baruch College. He is 72 years old.

Through his more than 40 years of investment banking experience, Mr. Haber has served as an executive officer and/or director of a number of portfolio companies. As a result of his experience, he brings financial and business development expertise to the Company’s Board, leadership experience, as well as public company board and management experience. The Board also draws upon Mr. Haber’s mergers & acquisitions experience when developing strategies for business combinations and integrating acquired companies. Through his 18 years of service on the Board, Mr. Haber has also developed extensive knowledge of the commercial real estate and information services industries and the Company’s products, services and business strategies.

John W. Hill is Founder and Chief Executive Officer of J Hill Group, a professional services practice specializing in assisting clients in improving their management operations. Prior to starting his consulting practice, from 2004 to 2012, Mr. Hill served as Chief Executive Officer of Federal City Council, a non-profit, non-partisan organization dedicated to improving the nation’s capital. Mr. Hill has previously served in multiple other executive and financial leadership positions, including as Chief Executive Officer of In2Books, Inc. and as a Partner at Andersen, LLP. Mr. Hill currently serves as a trustee, and the Chair of the compensation committee and as a member of the audit and nominating & corporate governance committees of Chesapeake Lodging Trust, a publicly traded REIT, and he previously served as a member of the audit committees of various public companies, including Highland Hospitality Inc., and various private entities, including Prestwick Pharmaceuticals, Inc. Mr. Hill also serves as President on the DC Public Library Board of Trustees; as Treasurer on The Shakespeare Theatre Company board of trustees, and as Chair of the board of directors of the National Minority Aids Council. Mr. Hill received a B.S. in Accounting from the University of Maryland, passed the CPA exam and became a Certified Public Accountant in 1977. He is 58 years old.

Through his current and previous positions, Mr. Hill has gained over 30 years of experience in accounting, auditing and financial matters, as well as significant management expertise. As a result of his extensive experience, Mr. Hill brings to the Board valuable financial knowledge and executive management experience.

Christopher J. Nassetta has been the President and Chief Executive Officer of Hilton Worldwide (formerly known as Hilton Hotels corporation), a global hospitality company, since December 2007. Prior to joining Hilton Worldwide, Mr. Nassetta served as the President and Chief Executive Officer of Host Hotels & Resorts (formerly known as Host Marriott Corporation), a lodging real estate investment trust and owner of luxury and upper upscale hotels, from May 2000 to December 2007. Mr. Nassetta joined Host Hotels & Resorts in 1995 as Executive Vice President and was elected the Chief Operating Officer in 1997. Prior to joining Host Hotels & Resorts, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with the Oliver Carr Company from 1984 through 1991. Mr. Nassetta is a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta previously served on the board of directors of Host Hotels & Resorts and on the board of directors of the Real Estate Roundtable. Mr. Nassetta received a degree in finance from the University of Virginia McIntire School of Commerce. Mr. Nassetta is 50 years old.

Through his current and previous positions, Mr. Nassetta brings to the Board significant operational and business development experience, mergers & acquisitions experience, public company board and management experience, leadership experience, as well as commercial real estate industry expertise. As a user of commercial real estate information, Mr. Nassetta also provides the Board with a client’s perspective on the Company’s business development and mergers & acquisitions strategies, including valuable insight into the potential “fit” of acquisition targets and the development and marketing of products and services.

David J. Steinberg has been the Chief Executive Officer of SnappCloud, Inc., a technology company that integrates online cloud software applications for distribution by large PC and software OEMs, since September 2009. From November 2008 to September 2009, Mr. Steinberg worked with investors and the board of directors of SnappCloud (formerly known as ARPU) on funding and revising the company’s operational focus. Prior to joining SnappCloud, Mr. Steinberg was the Chairman and Chief Executive Officer of SwapDrive, Inc., an online storage cloud solution from May 2001 to October 2008, during which time SwapDrive was sold to Symantec. Mr. Steinberg also founded bridge2bridge, where he helped companies at all stages with strategy in the areas of business development, channels, and capital formation. Prior to founding bridge2bridge, Mr. Steinberg was Vice President of BioNetrix Software, Inc., where he was responsible for worldwide sales and market development. Mr. Steinberg also previously served as the director of worldwide vertical channels at then start up Check Point Software, Inc. and as a founding member of SynOptics Communications, Inc. (which became Bay Networks after a merger), establishing SynOptics’ U.S. Eastern and federal systems operations. Mr. Steinberg serves on the boards of directors of three privately-held companies, SingleClick Systems, SolSystems, and Radius Networks for which he serves as Chairman. He is a member of the advisory board of the Washington, DC venture capital firm Core Capital Partners, and he serves on the boards of directors of the following not-for-profit entities: SEED School of Washington, DC and We are Family, located in Washington, DC. Mr. Steinberg received a B.S. in physiological psychology from the University of Cincinnati. Mr. Steinberg is 55 years old.

Mr. Steinberg has over thirty years of sales, technical and executive experience in the data communication, network security, and Internet services industries. As a result of his experience, Mr. Steinberg brings to the Board significant business development, marketing, and executive management experience, as well as significant Internet services industry, financial and growth strategies expertise.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

ITEM 2
APPROVAL OF A CHARTER AMENDMENT TO REMOVE THE VOTING STANDARD SO THAT THE BOARD MAY PROVIDE FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The Board unanimously adopted, declares advisable and recommends that the Company’s stockholders approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) that would enable the Board to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to adopt a majority voting standard for uncontested director elections.

The proposed amendment would delete the final sentence in paragraph 1 of Article Five of the Certificate of Incorporation, which sets forth the voting standard applicable to the election of directors. The text of the proposed amendment to Article Five, marked with the proposed deletion indicated by strike-out, is as follows:

The number of directors of the Corporation shall consist of not less than two, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors. No director need be a stockholder. The Directors shall be elected at each annual meeting of stockholders to hold office until their successors have been duly elected and qualified, or until he sooner resigns, is removed or becomes disqualified. ~~At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be directors.~~

Currently, the final sentence in paragraph 1 of Article Five provides that directors shall be elected by a plurality of the votes cast. Under a plurality voting standard, the director nominee who receives the highest number of affirmative votes cast is elected, whether or not such “for” votes constitute a majority of all votes (including those withheld). By contrast, a majority voting standard requires that the number of votes cast “for” a director nominee’s election exceed the number of votes cast “against” that nominee in order for the nominee to be elected. Abstentions are not considered votes cast “for” or “against” a nominee under a majority voting standard.

After careful consideration, the Board determined that the adoption of a majority voting standard for uncontested director elections is in the best interests of the Company and its stockholders at this time. The Board recognizes that many stockholders believe a majority voting standard increases a board’s accountability to stockholders and that many public companies recently have adopted a majority voting standard in uncontested director elections. The Board believes that a majority voting standard would provide stockholders with a more meaningful role in director elections by giving effect to stockholders’ votes “against” a nominee for director, and by requiring more votes “for” a nominee in order for that nominee to be elected to the Board.

The Board believes, however, that a plurality voting standard should continue to apply in contested director elections. If a majority voting standard is used in a contested election, fewer nominees or more nominees could be elected to the Board than the number of Board seats. This is because a majority voting standard compares the number of votes “for” with the number of votes “against” each director nominee without regard to voting for other nominees. Accordingly, to avoid such results, the Board intends to maintain a plurality voting standard for contested director elections.

In addition, Section 7 of Article II of the Bylaws currently provides for a plurality voting standard for the election of directors. If this proposed amendment to the Certificate of Incorporation is approved by stockholders and becomes effective, the Board intends to amend Section 7 of Article II to change the standard for the election of directors in uncontested elections from a plurality voting standard to a majority voting standard. However, as described above, a plurality voting standard would continue to apply in the event of a contested election.

In connection with the proposed amendment to the Certificate of Incorporation and the corresponding amendment to the Bylaws, the Board also intends to adopt a director resignation policy consistent with the majority voting standard. This policy will provide that an incumbent director who does not receive the requisite majority of the votes cast for his or her election shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will then recommend to the Board, and the Board will decide, whether to accept or reject the resignation offer or take other action. In making its decision, the Board may consider any factors or information that it considers relevant. The

Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following certification of the election results.

Approval of the charter amendment to remove the voting standard so that the Board of Directors may provide for majority voting in uncontested director elections requires the affirmative “FOR” vote of a majority of the total number of shares of common stock outstanding and entitled to be voted on the proposal. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the amendment. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amendment.

If approved by stockholders, the proposed amendment to the Certificate of Incorporation will become effective upon the filing of a certificate of amendment, or an amended and restated certificate of incorporation, with the Delaware Secretary of State. The Company intends to make that filing promptly after the Annual Meeting. However, if the Company’s stockholders approve the amendment, the Board retains discretion under Delaware law not to implement the amendment. If the Board exercises such discretion, it will publicly disclose that fact and the reason for its determination. If the Company’s stockholders do not approve the amendment, the plurality vote standard for the election of directors will continue to apply.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT TO REMOVE THE VOTING STANDARD SO THAT THE BOARD MAY PROVIDE FOR MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS.

ITEM 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has recommended and the Board has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2013. As a matter of good corporate governance, the Board is asking stockholders to ratify this appointment, even though ratification is not required. If stockholders do not ratify this appointment, the Board may, but is not required to, reconsider such appointment. Even if stockholders ratify this appointment, the Board may direct the appointment of a different independent auditor at any time during 2013 if, in its discretion, it determines that such a change would be in the Company’s best interests.

Ernst & Young LLP has served as the independent registered public accounting firm for the Company, its subsidiaries, and its predecessors since 1994. A representative from Ernst & Young LLP is expected to attend the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

For the years ended December 31, 2011 and 2012, Ernst & Young LLP billed CoStar the fees set forth below, including expenses, in connection with services rendered to CoStar:

	Year Ended December 31, 2011	Year Ended December 31, 2012
Audit Fees	$956,422	$1,427,358
Audit Related Fees	226,265	21,883
Tax Fees	30,000	40,000
All Other Fees	—	—
Total	$1,212,687	$1,489,241

Audit Fees include fees for services performed for the audit of CoStar’s annual financial statements, review of financial statements included in CoStar’s periodic filings with the SEC, audit of CoStar’s internal control over financial reporting and statutory audits required internationally. Included in the services performed for the audit of CoStar’s 2012 annual financial statements is $233,000 related to the acquisition of LoopNet, Inc. This category also includes fees for consents and assistance with and review of documents filed with the SEC.

Audit Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of CoStar’s financial statements. For fiscal year 2011, the reported audit related fees represent fees for accounting services billed by Ernst & Young LLP in connection with due diligence for acquisitions, including the acquisition of VirtualPremise, Inc. and the then-pending acquisition of LoopNet, Inc. (which was completed on April 30, 2012). For fiscal year 2012, the reported audit related fees represent fees for accounting services billed by Ernst & Young LLP primarily in connection with accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees primarily include fees associated with tax return preparation, tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by CoStar’s independent registered public accounting firm shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for services to be performed by CoStar’s independent registered public accounting firm are established on an annual (for audit services) or periodic (for permissible non-audit services) basis, detailed as to a particular service or category of services to be performed and implemented by CoStar’s financial officers. Any audit or non-audit service fees that may be incurred by CoStar that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services must be reviewed and approved by the Chairperson of the Audit Committee or the Audit Committee as a whole prior to the performance of services. CoStar’s Chief Financial Officer or General Counsel reports to the Audit Committee on a quarterly basis on all services rendered by the independent registered public accounting firm for which pre-approval has been granted and all fees paid to the independent registered public accounting firm for such services since the previous quarter’s Audit Committee meeting. The Audit Committee may revise its pre-approval spending limits and policies at any time.

All fees paid to the independent registered public accounting firm in 2012 were pre-approved by the Audit Committee, and therefore no services were approved after the services were rendered pursuant to the “de minimis” exception established by the SEC for the provision of non-audit services.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR 2013.

ITEM 4
ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

We are asking stockholders to approve, on an advisory basis, a resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	link executive compensation with the achievement of overall corporate goals,

•	encourage and reward superior performance, and

•	assist the Company in attracting, motivating and retaining talented executives.

Our executive compensation program has a number of features designed to promote these objectives and is designed to motivate our executives to successfully manage and grow our business.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 47 through 55, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of CoStar Group, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. The Company provided its stockholders a “say-on-pay” advisory vote to approve its executive compensation in 2012. At the 2012 Annual Meeting, stockholders expressed substantial support for the compensation of the Company’s named executive officers, with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote. The Committee evaluated the results of the 2012 advisory vote in connection with its evaluation of the Company’s executive compensation programs generally and believes that the results confirm stockholder support for the Company’s executive compensation policies and decisions. The Committee’s approach to 2013 executive compensation programs remained consistent with the 2012 approach, which included the Committee’s emphasis on linking executive incentives with long-term stockholder value. The Committee decided not to make any material changes to the Company’s executive compensation program as a result of the 2012 “say-on-pay” vote.

At our annual meeting of stockholders held on June 2, 2011, our stockholders voted to adopt the recommendation of our Board to vote on the say-on-pay proposal every year at our annual meeting. As a result, we expect to continue to submit our say-on-pay proposal to our stockholders at each annual meeting. We expect to ask our stockholders to vote on a proposal regarding the frequency of the vote on the say-on-pay proposal at our 2017 Annual Meeting, as required by the Dodd-Frank Act.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

OTHER MATTERS

We do not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, the proxy holders will, unless otherwise specified in the proxy, vote on it as they think best in their discretion.

STOCKHOLDER PROPOSALS AND NOMINATIONS
FOR DIRECTORS FOR THE 2014 ANNUAL MEETING

A stockholder who intends to introduce a proposal for consideration at our 2014 Annual Meeting of Stockholders may seek to have that proposal and a statement in support of the proposal included in our Proxy Statement if the proposal relates to a subject that is permitted under Rule 14a-8 under the Exchange Act. Additionally, in order to be eligible for inclusion in our Proxy Statement, the stockholder must submit the proposal and supporting statement to our Corporate Secretary in writing not later than December 26, 2013, and must satisfy the other requirements of Rule 14a-8. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement.

A stockholder may otherwise propose business for consideration or nominate persons for election to the Board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8. Our Amended and Restated Bylaws provide that any such proposals or nominations must be submitted to us not later than the close of business on the 75th day and not earlier than the close of business on the 105th day before the first anniversary date of the preceding year’s annual meeting. In the event that the date of the Company’s annual meeting is more than 30 days before or more than 70 days after the first anniversary of the preceding year’s annual meeting (other than as a result of adjournment or postponement), then, to be timely, such stockholder’s notice must be submitted in writing not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company. Accordingly, stockholders who wish to nominate persons for election as directors or bring forth other proposals outside of Rule 14a-8 at the 2014 Annual Meeting must give notice of their intention to do so in writing to our Corporate Secretary on or before March 21, 2014, but no sooner than February 19, 2014. The stockholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of common stock as required by the Company’s Amended and Restated Bylaws. Stockholder proposals or nominations not meeting these requirements will not be entertained at the 2014 Annual Meeting.

ADDITIONAL INFORMATION

Corporate Governance Matters

Identifying and Evaluating Nominees

The Nominating & Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board, officers and employees of CoStar, and other sources that the Nominating & Corporate Governance Committee deems appropriate. The Nominating & Corporate Governance Committee will also consider Board nominees suggested by stockholders, subject to such recommendations being submitted during the period and including the required information specified in CoStar’s Amended and Restated Bylaws for stockholders to nominate directors, as described under “Stockholder Proposals and Nominations for Directors for the 2014 Annual Meeting” above. The Company may require any proposed nominee to furnish other information as reasonably required to determine eligibility to serve as a director of the Company, including information regarding the proposed nominee’s independence.

When evaluating nominees for director, the Nominating & Corporate Governance Committee considers, among other things, an individual’s business experience and skills, background, independence, judgment, integrity and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests. When considering a director standing for reelection as a nominee, in addition to the attributes described above, the Nominating & Corporate Governance Committee also considers that individual’s past contribution and future commitment to CoStar. The Nominating & Corporate Governance Committee evaluates the totality of the merits of each prospective nominee that it considers and does not restrict itself by establishing minimum qualifications or attributes. The Nominating & Corporate Governance Committee evaluates candidates within the context of the perceived needs of the Board as a whole, so that the members of the Board collectively will possess the necessary skills, experience and background. While the Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity, the committee believes that it is important that Board members represent diverse viewpoints. There is no difference in the manner by which the Nominating & Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Board Leadership Structure

Currently, an independent director, Mr. Klein, serves as Chairman of the Board and a separate director, Mr. Florance, serves as Chief Executive Officer. Mr. Klein has served on the Company’s Board of Directors since inception and is well positioned to serve as Chairman of the Board. The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board at the particular time. The Board has determined that this leadership structure, under which the roles of Chairman and CEO are separate and an independent director serves as Chairman, currently is in the best interest of the Company’s stockholders. This structure provides a greater role for the independent directors in the oversight of the Company and in setting agendas and establishing Board priorities and procedures. In addition, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Independent Directors and Executive Sessions

CoStar’s Board has determined that Messrs. Klein, Bonderman, Glosserman, Haber, Hill, Nassetta, and Steinberg are each independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. As part of the Board’s determination of each member’s independence, the Board was presented with information regarding Mr. Klein’s position as Chairman of the Shakespeare Theatre Company, a non-profit organization, Mr. Florance’s and Mr. Hill’s positions on the board of the Shakespeare Theatre Company, Mr. Glosserman’s position as Chairman Emeritus of the National Building Museum, an independent non-profit organization, and Mr. Florance’s position as a Trustee of the National Building Museum. The Company expensed contributions to The Shakespeare Theatre Company of $55,000 in each of the last three fiscal years.  The Company expensed contributions and other payments to the National Building Museum of less than $90,000 in each of the last three fiscal years. In addition, the Board considered that Messrs. Bonderman, Glosserman and Nassetta each serve as executive officers of companies that subscribe to the Company’s services and that in each case the payments to the Company were less than one percent of the consolidated gross annual revenues of the Company in each of the last three fiscal years. Further, the Board considered that the services provided to those companies by the Company are on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The independent directors of the Board of Directors meet in regularly scheduled executive sessions, which are typically run by the Chairman of the Board, Mr. Klein. In 2012, the independent directors met in executive session at one quarter of the regularly scheduled meetings of the Board of Directors (one time).

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at CoStar. This risk oversight function is administered both through the full Board and through individual Board Committees that are tasked by the Board with oversight of specific risks, as described below.

Companies face a variety of risks, including macro-economic risks, such as inflation, economic downturns, or recession; business-specific risks related to strategic position, operations, financial structure, legal and regulatory compliance and corporate governance; and event-specific risks, such as natural disasters or wars. The Company believes that an effective risk management system will:

•	timely identify the material risks that the Company faces,

•	communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee,

•	implement appropriate and responsive risk management strategies consistent with the Company's risk profile, and

•	integrate risk management into Company decision-making.

The Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management is responsible for identifying risk and risk controls related to significant business activities and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management, typically the Chief Financial Officer or General Counsel, provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the Company faces and how the Company is seeking to control risk if and when appropriate. In some cases, as with risks related to product or service acceptance, risk oversight is addressed as part of the full Board’s engagement with the Chief Executive Officer and management. In other cases, a Board Committee is responsible for oversight of specific risk topics, in which case management meets directly with the Board Committee. For example, the Audit Committee oversees issues related to internal control over financial reporting and issues related to the Company’s risk tolerance in cash-management investments, and the Compensation Committee oversees risks related to compensation plans and programs, as discussed in greater detail below. The Company’s Audit Committee meets regularly and the Compensation and Nominating & Corporate Governance Committees meet at least annually, and each Committee reports back to the full Board. The Board also works with the Company’s management to assess, analyze and address the most likely areas of future risk for the Company.

Risk Assessment in Compensation Programs.

We have assessed the Company’s compensation programs. Management assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations encourage or create undesired or unintentional risk of a material nature. This risk assessment process included:

•	a review of CoStar’s compensation program policies and practices;

•	program analysis to identify risk and risk control related to the programs; and

•	determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward and risk control.

Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. The Company supports the use of base salary, performance-based compensation, and retirement plans that are generally uniform in design and operation throughout the Company. In most cases, the compensation policies and practices are centrally designed and administered, and are substantially identical at each business unit, except that sales personnel are also eligible to receive sales commissions depending upon performance. Programs may differ by country due to variations in local laws and customs.

Based on the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of the Company; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Stockholder Communications with the Board

Stockholders may communicate with our Board by sending written correspondence to CoStar Group, Inc., Attention: Corporate Secretary, 1331 L Street N.W., Washington, DC 20005. Such communications will be opened by the Corporate Secretary. A copy of the contents will be made and retained by the Corporate Secretary and the contents will be promptly forwarded to the Chairman of the Nominating & Corporate Governance Committee and, if addressed to a particular committee or Board member, to that committee’s Chairman or the particular Board member. The Corporate Secretary together with the Chairman of the Nominating & Corporate Governance Committee and his duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating & Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining which stockholder communications are to be presented to the full Board, individual directors or other appropriate body.

Policy Regarding Attendance at Annual Meetings

CoStar encourages, but does not require, directors to attend the Annual Meetings of Stockholders. In 2012, one director attended the Annual Meeting of Stockholders.

Codes of Conduct

CoStar has adopted a Code of Conduct for its directors. In addition, CoStar has adopted a separate Code of Conduct for its officers and employees, including its principal executive, financial and accounting officers, or persons performing similar functions. Copies of each of these codes may be found in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx. We intend to disclose future amendments to certain provisions of our Codes, or waivers of such provisions granted to executive officers and directors, as required by SEC rules on the website within four business days following the date of such amendment or waiver.

Board Meetings and Committees

In accordance with applicable Delaware law and the Company’s Amended and Restated Bylaws, the business and affairs of the Company are managed under the direction of its Board. The Board, which is elected by the Company’s stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects, advises and monitors the performance of the Company’s senior management team, which is charged with the conduct of the Company’s business. The Board has established certain standing committees to assist it in fulfilling its responsibilities as described below.

During 2012, the Board of Directors held 6 meetings. The Board has Audit, Compensation and Nominating & Corporate Governance committees. Messrs. Klein, Florance, Bonderman, Haber, Hill, Nassetta and Steinberg attended 100% of the meetings of the Board and the committees of which they were members, which were held during the period in which they served in that capacity. Mr. Glosserman attended 90% of the meetings of the Board and the committees of which he is a member, which were held in 2012.

Board Committees

The following table sets forth the composition of each of our Board committees as of the date of this Proxy Statement as well as the number of meetings held by each committee in 2012.

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Michael R. Klein		X*	X
Andrew C. Florance
David Bonderman		X	X
Michael J. Glosserman	X		X
Warren H. Haber	X*
John W. Hill	X
Christopher J. Nassetta		X	X*
David J. Steinberg	X
Number of Meetings	4	2	1
____________

*Chairman of the Committee

Audit Committee.  The Board has determined that each of the current members of our Audit Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. In addition, the Board has determined that Committee members Haber, Hill, Glosserman and Steinberg are “audit committee financial experts,” as defined by regulations promulgated by the SEC, based on, among other things, the experience, qualifications and skills described above under “Item 1 – Election of Directors – Nominees’ Business Experience, Qualifications and Directorships.” The Audit Committee’s responsibility is to assist the Board in fulfilling its oversight responsibilities as to accounting policies, internal controls, audit activities and reporting practices of the Company. The Audit Committee is also responsible for producing the report of the Audit Committee for inclusion in the Company’s Proxy Statement. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

Compensation Committee.  The Board has determined that each of the current members of our Compensation Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The Compensation Committee operates under a written charter adopted by the Board and reviewed annually by the Compensation Committee.

The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to compensation of the Company’s executive officers and directors, as well as to oversee production of the Compensation Committee report on executive compensation for inclusion in the Company’s Proxy Statement. The Compensation Committee’s authority and responsibilities include:

•
overseeing the Company’s compensation structure, policies and programs for executive officers and assessing whether the compensation structure establishes appropriate incentives for the executive officers;

•
reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers of the Company, evaluating those executive officers’ performance in light of their goals and setting their compensation levels based on the Compensation Committee’s evaluation and, with respect to the other executives, the recommendations of the CEO and CFO;

•	approving stock options and other stock incentive awards for executive officers;

•	reviewing and approving the design of benefit plans pertaining to executive officers;

•	reviewing and recommending employment agreements for executive officers;

•	approving, amending or modifying the terms of any compensation or benefit plan that does not require stockholder approval;

•	reviewing the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board; and

•
reviewing and discussing with management the Company’s compensation discussion and analysis and related disclosures required to be included in the Company’s annual report and proxy statement, recommending to the Board whether the compensation discussion and analysis should be included in the annual report and proxy statement, and overseeing publication of an annual executive compensation report in the Company’s annual report and proxy statement.

In addition, the Board has designated the Compensation Committee as the Administrator of the Company’s 1998 Stock Incentive Plan, as amended (the “1998 Plan”), the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”), and the Company’s 2011 Cash Incentive Plan (the “2011 Incentive Plan”). The Compensation Committee may delegate its duties or responsibilities to a subcommittee of the Compensation Committee, and it has authority to retain and to direct management to retain outside advisors and experts that it determines appropriate to assist with performance of its functions.

Our Chief Executive Officer and Chief Financial Officer make recommendations to the Compensation Committee for each element of compensation awarded to executives, but the Compensation Committee must approve each element of (and any changes to) executive compensation. Periodically, the Compensation Committee also retains independent compensation consulting firms to assist it in gathering market data and to provide it with information about trends in compensation among comparable companies, determined based on factors such as market capitalization, annual revenues, service offerings, and potential competition for talent or business. The Compensation Committee retained Towers Watson in 2011, and utilized the findings from its study in connection with the Company’s executive compensation decisions for 2012 and 2013, as discussed below in the section titled “Compensation Discussion and Analysis” beginning on page 28 of this Proxy Statement. Towers Watson reported directly to the Compensation Committee through its chair and, at the direction of the Compensation Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to executive officer compensation. Other than the work pursuant to its engagement by the Compensation Committee, Towers Watson did not perform any other work for the Company in 2012. In future years, the Compensation Committee may at its discretion retain Towers Watson (or another consulting firm) to update or perform new studies to be used in connection with its executive compensation decisions.

Our Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Towers Watson’s work for the Compensation Committee by considering the following six factors (i) the provision of other services to us by Towers Watson; (ii) the amount of fees received from us by Towers Watson, as a percentage of the total revenue of Towers Watson; (iii) the policies and procedures of Towers Watson that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Towers Watson consultant with a member of the Compensation Committee; (v) any Company stock owned by the Towers Watson consultant; and (vi) any business or personal relationship of the Towers Watson consultant or Towers Watson with any of our executive officers, and concluded that there are no such conflicts of interest.

Nominating & Corporate Governance Committee.  The Board has determined that each of the current members of our Nominating & Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the Nasdaq listing rules. The purpose of the Nominating & Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board director candidates to be nominated at the Annual Meeting of Stockholders and perform a leadership role in shaping the Company’s corporate governance. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board and reviewed annually by the Nominating & Corporate Governance Committee.

All of the charters for the Company’s Board committees are available in the “Investors” section of the Company’s website at www.CoStar.com/Investors/Corpgovernance.aspx.

Report of the Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for 2012. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and management. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

By the Audit Committee
of the Board of Directors

Warren H. Haber, Chairman
Michael J. Glosserman
John W. Hill
David J. Steinberg

Director Compensation

The Compensation Committee of the Board annually reviews director compensation for service on the Board and for service on any Board committees and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. Current non-employee director compensation is set out below. Directors who are also employees of the Company do not receive any compensation for service on the Board in addition to their regular employee compensation.

Board Fees.  Each non-employee director, other than the Chairman of the Board, receives $20,000 annually as compensation for serving on the Company’s Board.

Attendance Fees.  Each non-employee director, other than the Chairman of the Board, receives $2,000 for each regular meeting of the Board attended in person or by telephone.

Chairman.  The Chairman of the Board receives $120,000 annually as compensation for services that he is required to perform in his role as Chairman.

Stock Grants.  Annually on the date of the first regular Board meeting following the date of the annual meeting of stockholders (typically, a date in September of the respective year): (a) each non-employee Board member is entitled to receive a restricted stock grant valued at least $72,000 on the date of grant; (b) the Chairperson of the Audit Committee also is entitled to receive a restricted stock grant valued at least $30,000 on the date of grant; (c) each member of the Audit Committee (other than the Chairperson) also is entitled to receive a restricted stock grant valued at least $15,000 on the date of grant; and (d) the Chairperson of each of the Compensation and Nominating & Corporate Governance Committees also is entitled to receive a restricted stock grant valued at least $15,000 on the date of grant. The number of shares of restricted stock granted pursuant to each such restricted stock grant to the directors is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant. Each award vests in equal installments on the first four anniversaries of the date of grant, as long as the director is still serving on our Board on the respective vesting date.

Pursuant to the Company’s 1998 and 2007 Plans and related award agreements, upon a change of control, all restrictions on stock grants will lapse. For more detailed information, see “Change of Control Provisions under the Company’s 1998 and 2007 Plans” beginning on page 56. In addition, under the 1998 and 2007 Plans, recipients of restricted stock are entitled to receive dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Expenses.  Each non-employee director is entitled to reimbursement of his expenses for serving as a member of our Board, including expenses in connection with attending each meeting of the Board and each meeting of any committee.

Director Compensation Table for Fiscal Year 2012

The following Director Compensation table shows the compensation we paid in 2012 to our non-employee directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Michael R. Klein, Chairman	$120,000	$87,050	$207,050
David Bonderman	$28,000	$72,018	$100,018
Michael J. Glosserman	$28,000	$87,050	$115,050
Warren H. Haber	$28,000	$102,081	$130,081
John W. Hill(3)	$12,000	$87,050	$99,050
Christopher J. Nassetta	$28,000	$87,050	$115,050
David J. Steinberg	$28,000	$87,050	$115,050
__________

(1)	This column shows the amount of cash compensation earned in 2012 for Board and Committee service.

(2)
This column shows the aggregate grant date fair value of shares of restricted stock granted in 2012 to each non-employee director, computed in accordance with SEC rules. Each non-employee director received one grant of restricted stock on September 27, 2012 for his service on the Board and any committees, as applicable. Generally, the grant date fair value is the amount the Company expenses in its financial statements over the awards’ vesting period and is based on the closing price of our common stock on the date of grant, which was $82.59 on September 27, 2012.

The following table shows the number of shares of restricted stock granted to each non-employee director during 2012, as well as the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2012.

Name	Number of Shares of Restricted Stock Granted 9/27/12	Aggregate Shares of Unvested Restricted Stock Held as of 12/31/12	Aggregate Stock Options Held as of 12/31/12
Michael R. Klein, Chairman	1,054	3,662	10,000
David Bonderman	872	3,258	10,000
Michael J. Glosserman	1,054	3,937	—
Warren H. Haber	1,236	4,616	14,000
John W. Hill	1,054	1,054	—
Christopher J. Nassetta	1,054	3,937	10,000
David J. Steinberg	1,054	2,341	—

(3)
Mr. Hill was appointed as a director of the Company by the Board of Directors at a regular meeting held on September 27, 2012, to fill a vacancy following the increase in the number of directors from seven to eight members. Accordingly, Mr. Hill’s Board fees were pro-rated for the portion of the year during which he served on the Board and include fees for attendance at regular Board meetings.

Executive Officers and Key Employees

The following table lists our current executive officers and key employees:

Name	Age(1)	Years of Service(2)	Position
Andrew C. Florance*	49	26	Chief Executive Officer, President and Director
Brian J. Radecki*	42	16	Chief Financial Officer
Francis A. Carchedi*	55	14(3)	Executive Vice President, Operations
John L. Stanfill*	45	18	Sr. Vice President of Sales and Customer Service
Jennifer L. Kitchen*	40	19	Sr. Vice President of Research
Jonathan M. Coleman	48	13	General Counsel and Secretary
Frank A. Simuro	46	14	Chief Information Officer
Eric C. Forman	53	23(4)	Chief Executive Officer, Resolve Technology
Susan E. Jeffress	47	24	Vice President, Customer Service
Mark A. Klionsky	53	2	Sr. Vice President of Marketing
Curtis M. Kroeker	42	3(4)	President, LoopNet Marketplace Verticals
Giles R. Newman	50	1	Managing Director, CoStar UK Limited
Hans G. Nordby	46	11(4)	Managing Director, PPR
Dr. Ruijue Peng	55	19(4)	Chief Research Officer, PPR
Frederick G. Saint	47	14(4)	President, LoopNet
Donna G. Tanenbaum	53	1	Vice President, Human Resources
M. Andrew Thomas	50	13(4)	President, Virtual Premise
Wayne B Warthen	50	14(4)	Chief Technology Officer and Sr. Vice President of Information Technology, LoopNet
____________

*    Executive Officer as defined by the Securities Exchange Act of 1934, as amended

(1)    Age determined as of June 1, 2013.
(2)    Years of service include the current year of service.
(3) Includes all years of service with the Company, although not consecutive.
(4) Includes years of service with acquired companies.

Biographical information about Mr. Florance appears above under “Item 1 — Election of Directors.” Biographical information about each of the other individuals in the table appears below.

Brian J. Radecki, our Chief Financial Officer, joined the Company in 1997 as our Corporate Controller. Prior to his appointment as Chief Financial Officer in 2007, Mr. Radecki served as Vice President of Research Operations, the Company’s largest operating area, and before that he was Director of Accounting and Finance where he was involved in every aspect of the Company's accounting and finance functions in the United States and United Kingdom. From February 2000 until February 2001, Mr. Radecki was Chief Financial Officer of Comps, Inc. (formerly a wholly owned subsidiary of the Company). Before joining CoStar, Mr. Radecki was the Accounting Manager at Axent Technologies, Inc., a publicly-held international security software company. Prior to Axent, Mr. Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, in Buffalo, NY. Mr. Radecki received a B.S. in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo.

Francis (Frank) A. Carchedi, our Executive Vice President of Operations, returned to the Company in June 2009, having served as our Chief Financial Officer and Treasurer from May 1997 through June 2007.  Prior to his appointment as Executive Vice President of Operations in early 2013, Mr. Carchedi served as Vice President of Corporate Development. From 2008 to 2009,  Mr. Carchedi was Chief Financial Officer of Avectra, Inc., a provider of enterprise and software as a service (SAAS)-based software and services.  From 1995 to 1997, he was with ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, where he served as Vice President, Treasurer and Chief Financial Officer. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in the firm’s New York-based Mergers and Acquisitions Group and Entrepreneurial Services Group in Washington, DC.  He received a B.S. in accounting from Wake Forest University.

John L. Stanfill, our Senior Vice President of Sales & Customer Service, joined us in June 1995 as an Account Executive for the New York City market. Since then, he has held positions of increasing responsibility at CoStar, ranging from positions in business development and national market expansion to management of the Company’s Inside Sales Division. Before being appointed Senior Vice President of Sales & Customer Service in June 2008, Mr. Stanfill held the positions of Senior Vice President of Marketing & Product Management from January 2008 to June 2008, Vice President of Product Management from December 2006 to December 2007, and Vice President of Outbound Sales from March 2004 to November 2006. Mr. Stanfill received a B.A. in sociology from Boston University.

Jennifer L. Kitchen, our Senior Vice President of Research, joined CoStar in 1994 as a research analyst for the Company’s first New York City research team. Prior to her appointment as Senior Vice President of Research in 2006, Ms. Kitchen held management positions with increasing responsibility. Between 1995 and 1997, she led CoStar’s research expansion into the Los Angeles market and managed its research operations on the West Coast. In 1998, Ms. Kitchen established CoStar’s first field research and photography operations and was subsequently promoted to Director of Field Research and Photography. She was appointed Vice President of Field Research in 2004, where she led the Company’s overall field operations for collecting building-level data and photographing properties throughout the United States. Ms. Kitchen is currently responsible for our entire research operations. Ms. Kitchen holds a B.A. in history from Wellesley College.

Jonathan M. Coleman, our General Counsel and Secretary, joined us in May 2000 as Deputy General Counsel. He has served as General Counsel and Secretary since July 2005. From October 1996 to May 2000, Mr. Coleman was a Trial Attorney with the U.S. Department of Justice’s Civil Division. Prior to that, Mr. Coleman was an associate at Fried, Frank, Harris, Shriver & Jacobson, where he practiced commercial litigation. Mr. Coleman received a B.A. in economics and public policy studies from Dickinson College and his J.D. from George Washington University.

Frank A. Simuro, our Chief Information Officer, joined the Company in December 1999 as Director of Information Systems. He served as Senior Vice President of Information Systems from May 2005 to January 2008 and was promoted to Chief Information Officer in January 2008. Prior to joining CoStar, Mr. Simuro was Director of Data Warehousing at GRC International (“GRC”). Prior to GRC, Mr. Simuro was a technology consultant specializing in operational efficiency and database technologies. Mr. Simuro received a M.S. in information systems from George Washington University and a B.A. in computer science from State University of New York — Geneseo.

Eric C. Forman, the Chief Executive Officer of Resolve Technology (Resolve), a wholly owned subsidiary of the Company that we acquired in 2009, founded Resolve in October 1990. As founder and CEO of Resolve, Mr. Forman led Resolve to become the commercial real estate industry’s leading provider of real estate portfolio management and business intelligence software solutions.  Mr. Forman currently leads Resolve’s overall strategy development and operations. Mr. Forman received a B.A. in English at the University of Rochester and an M.B.A. from Boston University.

Susan E. Jeffress, our Vice President of Customer Service, joined the Company in August 1989 as our receptionist. Over the years, she has worked in almost all departments of the Company including research, operations, human resources and accounting. Ms. Jeffress moved into Customer Service in 1995 and helped create the Customer Service team as it operates today. Ms. Jeffress received a B.A. in psychology from University of California, Davis.

Curtis M. Kroeker, the President of LoopNet Marketplace Verticals, joined LoopNet, a wholly owned subsidiary of the Company, as General Manager of BizBuySell.com in December 2010.  Mr. Kroeker is responsible for the business-

for-sale and land marketplaces, BizBuySell.com, BizQuest.com, LandsOfAmerica.com and LandAndFarm.com.  Mr. Kroeker previously served as the Vice President of Business Development of Wildfire Interactive, a social media marketing company from February 2010 to December 2010, and as an independent consultant from January 2009 to February 2010.  He has also served in various managerial positions with eBay, Inc., a global online marketplace, including as General Manager, eBay Motor Vehicles Division from February 2006 to August 2008, as Senior Manager, Powersports & Other Vehicles for eBay Motors – an online marketplace for new and used vehicles, parts and accessories – from February 2003 to February 2006, and as Senior Manager, International – a business development role working with eBay's international in-country operating teams – from November 2001 to February 2003.   Mr. Kroeker received a Bachelor of Commerce degree from the University of Calgary and an M.B.A. from the Tuck School of Business at Dartmouth College.

Giles R. Newman, the Managing Director of our U.K. subsidiary, CoStar UK Limited, is in charge of our CoStar FOCUS service and our European operations.  Mr. Newman joined us in December 2012.  Mr. Newman previously served as Group Sales Director at Informa, a knowledge and information company, from January 2011 to September 2012.  Prior to that, Mr. Newman led global sales for a major division of Thomson Reuters, a media and information company, from August 2004 to December 2010.  Mr. Newman received a BSc in Pure Mathematics and Statistics from The University of Exeter.

Hans G. Nordby, the Managing Director of Property and Portfolio Research (PPR), a wholly owned subsidiary of the Company, leads PPR’s overall strategy development and operations. Mr. Nordby joined PPR as a Research Strategist in July 2002.  In that role, he managed research projects for REITs, opportunity funds, plan sponsors, and commercial banks.  Most recently, he served as Director of Advisory Services, where he led risk management, investment strategy, and other projects for some of the world’s largest commercial real estate investors.  Prior to joining PPR, he worked in portfolio management and acquisitions for a pension fund advisor and as a commercial real estate strategy consultant with KPMG Peat Marwick.  Mr. Nordby received a B.A. from the University of Minnesota and an M.B.A. from Indiana University.

Dr. Ruijue Peng, the Chief Research Officer of Property and Portfolio Research (PPR), a wholly owned subsidiary of the Company, joined PPR in December 1994 as Director of Quantitative Research and built PPR’s forecasting models and related analytics. Dr. Peng also served as PPR’s Chief Operating Officer from January 2005 to November 2006.  Most recently, Dr. Peng has been focusing on research initiatives and the development of new analytics. Prior to joining PPR, Dr. Peng was a research fellow at the Joint Center for Housing Studies of Harvard University. She earned an M.S. and a Ph.D. from MIT, focusing on urban and real estate economics.

Frederick (Fred) G. Saint, the President of LoopNet, a wholly owned subsidiary of the Company that we acquired in 2012, is responsible for LoopNet's product, marketing, and business development.  Mr. Saint joined LoopNet as President of Cityfeet and Vice President of LoopNet Business Development in August 2007 upon the acquisition of Cityfeet, where he served as Chief Executive Officer from January 2004 to August 2007.  Mr. Saint received a B.S. in Business Administration from Wake Forest University and an M.B.A. in Finance and Real Estate from the Wharton School at University of Pennsylvania.

Donna G. Tanenbaum, Vice President of Human Resources, is responsible for leading the organization's efforts to acquire, develop, and retain the talent capabilities needed to meet the Company's strategic growth plans.  Ms. Tanenbaum joined us in December 2012.  Previously Ms. Tanenbaum served as Vice President of Human Resources at Curtiss-Wright Flow Control, a $1 billion business segment of Curtiss-Wright Corporation, an engineering and manufacturing company, from April 2005 to December 2012, where she was responsible for all human resources activities for 3500 employees in the US and globally.  Ms. Tanenbaum received a B.S. in Human Development from Cornell University and a Master of Education, with an emphasis in Organizational Behavior, from the Harvard Graduate School of Education.

M. Andrew Thomas, the President of Virtual Premise, a wholly owned subsidiary of the Company, joined Virtual Premise as President and Chief Operating Officer in 2001 when the company was still in the start-up phase. He currently leads Virtual Premise's overall strategy development and operations.  Prior to joining Virtual Premise, he spent twelve years at Equitable Real Estate, serving as an Executive Vice President with involvement in acquisitions, debt placement,

CMBS investment and servicing, and asset management of commercial real estate assets. Mr. Thomas received an M.B.A. from the University of Pennsylvania's Wharton School and a B.S. in Building Construction from the Georgia Institute of Technology.

Wayne B. Warthen, the Chief Technology Officer and Senior Vice President of Information Technology at LoopNet, a wholly owned subsidiary of the Company, is responsible for LoopNet's software development and technology operations.  Mr. Warthen joined LoopNet as Chief Technology Officer and Senior Vice President of Information Technology in July 2001 upon the merger of LoopNet and PropertyFirst.com, where he served as Chief Technology Officer from June 1999 to July 2001.  Prior to that, Mr. Warthen served as Director of Computing Infrastructure for Experian Information Solutions from 1996 to 1999 and as Director of the FileOne Computing Environment for TRW Information Services from 1994 to 1996.  Mr. Warthen received a Bachelor of Arts degree in Economics from California State University, Fullerton.

Stock Ownership Information

The following table provides certain information regarding the beneficial ownership of our common stock as of April 1, 2013, unless otherwise noted, by:

•
our Chief Executive Officer and President, our Chief Financial Officer and the three most highly compensated executive officers of the Company (other than the CEO and CFO) who were serving as executive officers on December 31, 2012, consisting of our three other executive officers (whom we refer to collectively in this Proxy Statement as the “named executive officers”);

•	each of our directors and director nominees;

•
each person we know to be the beneficial owner of more than 5% of our outstanding common stock (based upon Schedule 13D and Schedule 13G filings with the SEC, which can be reviewed for further information on each such beneficial owner’s holdings); and

•	all of our executive officers and directors as a group.

Name and Address(1)	Shares Beneficially Owned(1)	Percentage of Outstanding Shares(1)
Michael R. Klein(2)	332,444	1.16%
Andrew C. Florance(3)	513,862	1.79%
Brian J. Radecki(4)	80,938	*
Francis A. Carchedi(5)	50,051	*
John L. Stanfill(6)	45,361	*
Jennifer L. Kitchen(7)	24,970	*
David Bonderman(8)	291,958	1.02%
Michael J. Glosserman(9)	8,723	*
Warren H. Haber(10)	125,190	*
John W. Hill (11)	1,054	*
Christopher J. Nassetta(12)	27,986	*
David J. Steinberg(13)	2,769	*
Baron Capital Group, Inc and related entities and person(14)	1,951,277	6.84%
BlackRock, Inc.(15)	1,849,591	6.48%
TimesSquare Capital Management, LLC(16)	1,441,015	5.05%
The Vanguard Group (17)	1,484,981	5.20%
All directors and executive officers as a group (12 persons)(18)	1,505,306	5.22%
____________

(1)
Unless otherwise noted, each listed person’s address is c/o CoStar Group, Inc., 1331 L Street, NW, Washington, DC 20005. Beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, includes sole or shared power to vote or direct the voting of, or to dispose or direct the disposition of shares, as well as the right to acquire beneficial ownership within 60 days of April 1, 2013, through the exercise of an option or otherwise. Except as indicated in the footnotes to the table and to the extent authority is shared by spouses under applicable law, we believe that the persons named in the table have sole voting and dispositive power with respect to their reported shares of common stock. The use of * indicates ownership of less than 1%. As of April 1, 2013, the Company had 28,530,732 shares of common stock outstanding.

(2)	Includes 10,000 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 3,662 shares of restricted stock that are subject to vesting restrictions.

(3)	Includes 224,666 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 201,634 shares of restricted stock that are subject to vesting restrictions.

(4)	Includes 10,267 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 50,767 shares of restricted stock that are subject to vesting restrictions.

(5)	Includes 17,825 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 29,584 shares of restricted stock that are subject to vesting restrictions.

(6)	Includes 43,701 shares of restricted stock that are subject to vesting restrictions.

(7)	Includes 19,368 shares of restricted stock that are subject to vesting restrictions.

(8)	Includes 10,000 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 3,258 shares of restricted stock that are subject to vesting restrictions.

(9)	Includes 3,937 shares of restricted stock that are subject to vesting restrictions.

(10)
Includes 6,000 shares held by Mr. Haber’s spouse and excludes 26,486 shares held by Mr. Haber’s adult sons for which Mr. Haber disclaims beneficial ownership. Also includes 14,000 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 4,616 shares of restricted stock that are subject to vesting restrictions.

(11)	Includes 1,054 shares of restricted stock that are subject to vesting restrictions.

(12)	Includes 10,000 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 3,937 shares of restricted stock that are subject to vesting restrictions.

(13)	Includes 2,341 shares of restricted stock that are subject to vesting restrictions.

(14)
Number of shares beneficially owned is as of December 31, 2012 and is based on a Schedule 13G/A filed by Baron Capital Group, Inc. (“BCG”), BAMCO INC. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron on February 14, 2013. BCG and Ronald Baron both had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,794,277 shares, and shared dispositive power with respect to 1,951,277 shares. BAMCO had sole voting and sole dispositive power with respect to no shares, shared voting power with respect to 1,689,218 shares, and shared dispositive power with respect to 1,846,218 shares. BCM had sole voting and sole dispositive power with respect to no shares, shared voting and shared dispositive power with respect to 105,059 shares. BAMCO and BCM are subsidiaries of BCG. Ronald Baron owns a controlling interest in BCG. The address of the reporting persons is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(15)
Number of shares beneficially owned is as of December 31, 2012 and is based on a Schedule 13G/A filed by BlackRock, Inc. on February 6, 2013. The address of the reporting person is 40 East 52nd Street, New York, NY 10022.

(16)
Number of shares beneficially owned is as of December 31, 2012 and is based on a Schedule 13G/A filed by TimesSquare Capital Management, LLC on February 11, 2013. The reporting person had sole voting power with respect to 1,212,315 shares, shared voting and shared dispositive power with respect to no shares, and sole dispositive power with respect to 1,441,015 shares. The address of the reporting person is 1177 Avenue of the Americas, 39th Floor, New York, NY 10036.

(17)
Number of shares beneficially owned is as of December 31, 2012 and is based on a Schedule 13G filed by The Vanguard Group on February 12, 2013. The reporting person had sole voting power with respect to 39,104 shares, shared voting power with respect to no shares, sole dispositive power with respect to 1,447,210 shares, and shared dispositive power with respect to 37,771 shares.

(18)	Includes 296,758 shares issuable upon options exercisable within 60 days of April 1, 2013, as well as 367,859 shares of restricted stock that are subject to vesting restrictions.

Equity Compensation Plan Information

The following table sets forth information with respect to the Company’s equity compensation plans approved by security holders. The Company does not have any equity compensation plans not approved by security holders. The information in this table is as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by security holders (1)	673,719	$45.20	1,400,741
Equity compensation plans not approved by security holders	—	—	—
__________

(1)
Consists of the following plans: the 1998 Plan, the 2007 Plan and the Company’s Employee Stock Purchase Plan. The Company’s 1998 Plan and the Company’s 2007 Plan provide for various types of awards, including options and restricted stock grants. In April 2007, the Company’s Board of Directors adopted the 2007 Plan, subject to stockholder approval, which was obtained on June 7, 2007. The 2007 Plan was amended in June 2010, June 2011 and June 2012. Stockholders approved these amendments on June 2, 2010, June 2, 2011, and June 5, 2012, respectively. All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan. The 1998 Plan continues to govern unexercised and unexpired awards issued under the 1998 Plan prior to June 7, 2007. The Employee Stock Purchase Plan was adopted by the Board of Directors on April 17, 2006, and approved by the Company’s stockholders on June 8, 2006. The Employee Stock Purchase Plan was later amended by the Board of Directors on July 1, 2006 and January 1, 2010. Those amendments to the Employee Stock Purchase Plan were ministerial in nature and were not subject to stockholder approval.

(2)
Includes 46,186 shares of common stock available for future issuance under the Company’s stockholder-approved Employee Stock Purchase Plan, which amount includes 250 shares subject to purchase during the then-current purchase period.

Compensation Committee Interlocks and Insider Participation

Messrs. Klein, Bonderman, and Nassetta, each a non-employee director, served on the Compensation Committee during fiscal year 2012. Mr. Klein serves as the Chairman of the Board of the Company. None of the members of the Compensation Committee during fiscal year 2012 were officers or employees of the Company or any of its subsidiaries during or prior to fiscal year 2012. During 2012, none of the Company’s executive officers served as a director or compensation committee member of any entity with an executive officer or director who served as a director or Compensation Committee member of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2013 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

By the Compensation Committee
of the Board of Directors

Michael R. Klein, Chairman
David Bonderman
Christopher J. Nassetta

Compensation Discussion and Analysis

Executive Summary

CoStar Group’s executive compensation program is designed to hold our executives accountable for corporate results over the short and long term, and to reward them for successful execution. As a result, a substantial portion of our executives’ overall compensation is tied to performance. The Compensation Committee links executive compensation to the attainment of challenging goals. Cash compensation includes payments under our annual incentive cash plan that are based on company performance relative to operational goals as well as individual performance. Equity-based compensation is used to align compensation with the long-term interests of our stockholders by focusing our executive officers on increasing the Company’s total stockholder return (TSR). Over the past five years, the Company’s TSR has increased 89.1%. In comparison, the S&P 500 Internet Software & Services Index to which we are currently compared has increased 8.5%.

During the recent economic downturn, CoStar continued to invest in its business, including product development and acquisitions. During 2012, we continued to see some of the benefits from those investments, achieving approximately $100 million in quarterly revenue in the fourth quarter of 2012, an increase of 51% compared to fourth quarter 2011, and approximately $349 million in annual revenue in 2012, an increase of 39% over the full year of 2011. The Company’s executive compensation for 2012 reflects our financial and operational results.

Total compensation for each executive officer varies with individual performance and the Company’s performance in achieving financial and non-financial objectives. The charts below illustrate the percentage of 2012 compensation that was performance based, including cash incentives, restricted stock and options. Detailed information is set forth in the Summary Compensation Table on page 47.

The Company’s compensation program incorporates best practices, including:

•	A significant portion of compensation for the named executive officers is performance based

•	No supplemental retirement benefits

•	Limited perquisites for the named executive officers

•	No option repricing

•	The Compensation Committee periodically reviews the compensation peer group and makes adjustments, when appropriate, to keep pay practices competitive and in line with investor expectations

Compensation Philosophy and Objectives

The Company’s Compensation Committee (the “Committee”) is responsible for designing and maintaining the Company’s executive compensation program consistent with the objectives below. The Committee operates under a written charter approved by the Board. For additional information about the Committee’s authority and its ability to delegate its authority, see the section of this Proxy Statement titled “Additional Information—Board Meetings and Committees—Compensation Committee” on page 18. The Committee annually establishes and reviews all forms of direct compensation, including base salaries, annual incentive bonuses, and both the terms and types of equity awards, for the Company’s named executive officers as well as other officers of the Company.

The Company’s executive compensation program seeks to

•	link executive compensation with the achievement of overall corporate goals,

•	encourage and reward superior performance, and

•	assist the Company in attracting, motivating and retaining talented executives.

Accordingly, executive compensation is structured so that a significant portion of compensation paid to named executive officers is directly related to the Company’s short-term and long-term performance, thereby aligning the interests of named executive officers with those of the Company’s stockholders. For example, as discussed below, a significant portion of the named executive officers’ opportunities under the Company’s cash incentive and equity compensation programs is tied to the Company’s achievement of revenue growth and earnings objectives. The Committee also recognizes that the market for executives in the commercial real estate information services industry is highly competitive, and therefore seeks to provide a competitive total compensation package so that the Company may maintain its leadership position in this industry by attracting, retaining, and motivating executives capable of enhancing stockholder value.

Results of “Say-on-Pay” Advisory Vote

The Company provided its stockholders a “say-on-pay” advisory vote to approve its executive compensation in 2012 pursuant to rules under Section 14A of the Exchange Act. At the 2012 Annual Meeting, stockholders expressed substantial support for the compensation of the Company’s named executive officers, with approximately 98% of the votes cast for approval of the “say-on-pay” advisory vote. The Committee evaluated the results of the 2012 advisory vote in connection with its evaluation of the Company’s executive compensation programs generally. The Committee’s approach to 2013 executive compensation programs remained consistent with the 2012 approach, which included the Committee’s emphasis on linking executive incentives with long-term stockholder value. The Committee decided not to make any material changes to the Company’s executive compensation program as a result of the 2012 “say-on-pay” vote.

Determination of Executive Compensation

As part of the compensation review process, the Committee annually reviews and approves each element and the mix of compensation that comprises each named executive officer’s total compensation package. Our Chief Executive Officer and Chief Financial Officer make recommendations to the Committee for each element of compensation awarded to named executive officers (including establishment of individual and corporate financial goals), but the Committee must approve each element of (and any changes to) a named executive officer’s compensation. The Committee may consider a number of factors in establishing or revising each named executive officer’s total compensation, including individual performance, the Company’s financial performance, external market and peer group practices, current compensation arrangements, internal pay equity considerations and long-term potential to enhance stockholder value. Particular factors considered by the Committee with respect to each element of executive compensation are discussed below.

Periodically the Committee also retains independent compensation consulting firms (historically Towers Watson) to assist it in gathering benchmarking data and to provide it with information about trends in compensation among comparable companies based on factors such as market capitalization, annual revenues, earnings, service offerings and potential competition for talent or business. The Committee believes that comparing the compensation of each of the Company’s named executive officers with executives in comparable positions at these peer companies supports the Committee’s goal that the total compensation provided to the Company’s named executive officers is set at an appropriate level to attract, reward and retain top performers over the long term. In general, the Committee currently believes that compensation is competitive if it falls within +/- 15% of the median levels of peer company data provided by its compensation consultant, as discussed below. Where peer company data is not available, the Committee reviews individual responsibility and performance, prior compensation, external market and competitive practices (including available general industry executive compensation data), and internal pay equity considerations when setting an executive officer’s compensation.

The Committee assesses each element of the compensation program within the whole, however, and may target certain elements of executive compensation at different levels (i.e. higher or lower than +/- 15% of the median levels of peer companies) depending on the Company’s current goals, individual achievement and internal pay equity considerations, as discussed in more detail below. Changes to different elements may result in total target compensation being higher or lower than +/- 15% of the median levels of the peer company data.

The Committee last engaged Towers Watson in 2011 to review and revise the Company’s competitive peer group and generally to update its review and competitive assessment of the Company’s executive compensation program based on the updated peer group and in light of the proposed merger with LoopNet, Inc. (“LoopNet”), which was completed in April 2012. The Committee’s decisions regarding executive compensation for 2012, including executives’ long-term incentive or equity compensation for 2012, were based on Towers Watson’s recommendations resulting from its 2011 engagement. Details of the Company’s executive compensation structure for 2012 are discussed below. Except in connection with the 2011 study for which the engagement extended into early 2012, the Committee did not engage Towers Watson or any other compensation consultant in 2012.

With respect to the 2011 engagement, Towers Watson reported directly to the Committee through its chair when performing the executive compensation studies and, at the direction of the Committee chair, also worked directly with the Company’s management to develop materials and proposals with respect to named executive officer compensation. In the future, the Committee plans at its discretion to retain Towers Watson or another consulting firm from time to time to update or perform new studies to be used in connection with its executive compensation decisions.

The following is the list of peer companies selected and approved by the Committee in 2012, based upon the recommendation of Towers Watson from its 2011 study, as comparable to the Company in terms of size (including revenues, earnings and market capitalization), business model and financial performance. Within the selected peer group, based on the 2011 study, the Company fell near the 40th percentile in terms of revenues, 50th percentile in terms of earnings and 70th percentile in terms of market capitalization. The peer group from the 2011 Towers Watson study included a smaller number of companies than in the past (reduced from 29 in the previous study to 15) as is more customary and which is believed to better reflect a set of more comparable peers taking into account the proposed merger with LoopNet, which was completed in April 2012.

• Advent Software, Inc.	• Fair Isaac Corp.
• Arbitron Inc.	• Liquidity Services Inc.
• CommVault Systems, Inc.	• NeuStar Inc.
• comScore Inc.	• SuccessFactors, Inc.
• Corporate Executive Board Company	• Ultimate Software Group Inc.
• DealerTrack Holdings Inc.	• Vocus Inc.
• Digital River Inc.	• WebMD Health Corp.
• ExlService Holdings Inc.

The 2011 Towers Watson study also considered general industry executive compensation data from Towers Watson’s 2011 Executive Compensation Database, size-adjusted based on CoStar’s estimated annual revenues. The Committee was not made aware of the names of the companies included in Towers Watson’s general industry executive compensation data.

Where available, the Committee utilized peer company data from the 2011 Towers Watson study as the primary competitive benchmark when evaluating the executives’ 2012 compensation, including base salaries, cash incentives, and long-term equity incentive awards, as the peer company data reflects companies that are believed to be more similar to CoStar in terms of size, business model and financial performance. In those cases where peer data was unavailable, the Committee took into account individual responsibility and performance, previous cash compensation and equity awards to the respective named executive officers, external market and competitive practices (including available general industry executive compensation data), as well as internal pay equity considerations. Towers Watson’s preliminary findings and recommendations from its engagement in 2011 were presented to the Chairman of the Compensation Committee in early 2012 and final findings and recommendations were presented to the full Committee in February 2012.

The Committee has designed the executive compensation program to align executives’ compensation with the Company’s performance and to enable the Company to attract, motivate and retain talented executives and reward superior performance. The Committee reevaluates and approves executive compensation each year and, as indicated above, may retain consulting firms in the future to assist with updating or performing studies to be used to assist with executive compensation decisions.

Elements of the Compensation Program

The Company’s executive compensation program consists primarily of base salary, annual cash bonuses and an annual award of restricted stock and stock options. Additionally, our U.S. named executive officers are eligible to receive Company-paid matching contributions to their 401(k) plan accounts, as well as health insurance and other welfare benefits that are generally available to the Company’s U.S. employees. As discussed more fully below, our Senior Vice President of Sales and Customer Service, John Stanfill, also is eligible to receive commission payments based on monthly production of our U.S. sales force as a component of his total compensation.

Each year, the Committee approves a compensation arrangement for each of its named executive officers that specifies a named executive officer’s (i) base salary, (ii) annual cash bonus potential based on a percentage of base compensation subject to achievement of individual and corporate goals, and (iii) equity awards, including restricted stock that is granted based on achievement of corporate goals and stock options, both of which vest over time and/or in full after a specified period of time. Each of these components is discussed in further detail below. The Compensation Committee assesses executive compensation each year and may, in its discretion, award additional or different types of compensatory awards. In 2012, the Committee granted the executive officers a special performance-based restricted common stock grant, which vests upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, provided that the performance criteria is met by March 31, 2017. The performance criteria for the special performance-based, long-term equity grants in early 2012 have not yet been achieved. There were no similar special stock grants awarded by the Compensation Committee in connection with the Company’s 2013 executive compensation programs. Overall, the Company strives to motivate its executives with straightforward, transparent and competitive compensation arrangements intended to reward excellent individual and corporate performance and enhance stockholder value.

Base Salaries

Base salaries provide a minimum, fixed level of cash compensation for the named executive officers. Salary levels of the executive officers are reviewed annually by the Committee. In establishing salary levels, the Committee considers each executive’s individual responsibilities and performance, prior base salary and total compensation, the pay levels of similarly situated executives within the Company, market data on base salary and total compensation levels (including Towers Watson peer group and survey data) and current market conditions. The 2011 Towers Watson study found that except for Mr. Florance (whose salary approximated the 50th percentile of the peer data), the named executive officers’ base salaries fell between 9% and 14% below the median levels of the peer company and/or survey data. Mr. Carchedi was not an executive officer when the 2011 Towers Watson study was prepared, and therefore was not included in that study. Based on the 2011 Towers Watson study and in recognition of the Committee’s subjective view of their overall individual performance, the Committee determined in early 2012 to increase the base salaries to keep them competitive in the marketplace. The named executive officers’ base salaries, as revised are all within +/- 15% of the median levels of the peer group (as reflected in the 2011 Towers Watson Study) and/or survey data provided by the Towers Watson study (where available). Mr. Carchedi was named an executive officer in September 2012. Mr. Carchedi’s base salary was determined by the Committee based on his individual responsibilities and performance, prior base salary, total compensation and internal pay equity. The annual base salaries of our named executive officers effective as of February 21, 2012 were as follows:

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$550,000
Brian J. Radecki	CFO	$350,000
Francis A. Carchedi	Executive Vice President, Operations	$240,000
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$325,000
Jennifer L. Kitchen	Sr. Vice President, Research	$220,000

2013 Base Salaries

In March 2013, the Committee reviewed the named executive officers base salaries and determined to increase salaries for 2013 for the named executive officers (other than Mr. Carchedi) by 2.5% over their salaries for 2012, primarily to account for cost of living adjustments. The named executive officers (other than Mr. Carchedi who was not included in the study) base salaries remain within +/- 15% of the median levels of the 2011 Towers Watson study. Mr. Carchedi was appointed Executive Vice President of Operations in early 2013. Mr. Carchedi received a 25% increase in his base salary in recognition of his new responsibilities as a result of his promotion and of his past performance and to account for internal pay equity considerations. As a result of these increases, the annual base salaries of our named executive officers effective as of March 11, 2013, are as follows:

Name	Title	Annual Base Salary
Andrew C. Florance	CEO & President	$563,750
Brian J. Radecki	CFO	$358,750
Francis A. Carchedi	Executive Vice President, Operations	$300,000
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$333,125
Jennifer L. Kitchen	Sr. Vice President, Research	$225,500

Annual Cash Incentive Program

The Committee administers an annual cash incentive program under which the Company’s named executive officers may earn a cash incentive bonus based on a fixed target percentage of base salary during the fiscal year, if individual and corporate performance objectives for the fiscal year are achieved. At the beginning of each year, the Committee establishes individual goals for each named executive officer, other than the Chief Executive Officer, based upon recommendations from our Chief Executive Officer, as well as Company financial goals that apply to all named executive officers that are based upon recommendations from our Chief Executive Officer and our Chief Financial Officer. The Committee determines the target percentages of base pay for each named executive officer based on market and competitive conditions, peer company practices, and internal pay equity considerations. The Committee also determines the weighting of the various individual and Company financial goals, based upon position and functional accountability and responsibility, as well as recommendations from our Chief Executive Officer. The target percentages and weighting of the various individual and Company financial goals may vary among the named executive officers and are subject to change from year to year. The Committee seeks to establish performance goals that are challenging but realistic given the expected operating environment at the time they are established. These performance goals are intended to focus named executive officers on achieving the Company’s financial and operating goals. After the completion of each year, the Committee reviews individual and Company performance to determine the extent to which the goals were achieved and the actual cash bonuses to be paid to the named executive officers.

In the Committee’s view, the use of annual performance-based cash incentive bonuses creates a direct link between executive compensation and individual and corporate performance. Therefore, the annual performance-based cash incentive bonus is generally divided into two components, one tied to corporate performance and one tied to individual performance. As discussed in greater detail below, the Committee sets a threshold, target and maximum award for the corporate performance objectives. Accordingly, the annual cash incentive plan provides each named executive officer with the potential to earn awards up to two times the amount of their target award value for exceptional performance as measured against pre-established metrics and goals, each of which is discussed below. If the maximum is achieved, the named executive officers receive 200% credit for the corporate performance portion of the award. If the target is achieved, the named executive officers receive 100% credit for the corporate performance portion of the award. If the threshold level of corporate performance is not reached, the executive officer does not receive any amount in respect of that portion of the award. Achievement of the individual performance goals are subjective and executives can receive between 0 and 200% credit for that portion of the award. The following table shows each named executive officer’s fiscal 2012 potential award values at threshold, target and maximum, expressed as a percentage of his or her base salary.

Name	Title	Threshold	Target	Maximum
Andrew C. Florance	CEO & President	50.0%	100.0%	200.0%
Brian J. Radecki	CFO	32.5%	65.0%	130.0%
Francis A. Carchedi(1)	Executive Vice President, Operations	—	55.0%	110.0%
John L. Stanfill(2)	Sr. Vice President, Sales & Customer Service	7.5%	15.0%	30.0%
Jennifer L. Kitchen	Sr. Vice President, Research	25.0%	50.0%	100.0%

(1)
Mr. Carchedi’s 2012 bonus was based solely on achievement of individual performance goals that are subjective. He was eligible to receive between 0 and 200% credit for his individual performance goals.

(2)
Mr. Stanfill’s target percentage is lower relative to other named executive officers because he also is eligible to receive commission payments based on achievement of Company-based performance objectives described below.

In February 2012, the Committee reassessed the named executive officers target and maximum award values with respect to the 2012 cash incentives. The 2011 Towers Watson study found that Mr. Florance’s and Mr. Radecki’s target award values were generally aligned with market common practice (within +/- 15% of the median levels of the peer company or survey data), and that Ms. Kitchen’s target award value exceeded the 75th percentile of the survey data. Mr. Stanfill’s 2011 target award value was found to be significantly below the 50th percentile of the peer company data. As indicated above, Mr. Carchedi was not an executive officer when the 2011 Towers Watson study was prepared, and therefore was not included in that study. Based on the 2011 Towers Watson study and in recognition of individual performance, the Committee reviewed 2012 target and maximum award values in early 2012 and determined to increase the 2012 target and maximum award values for Mr. Radecki and Mr. Stanfill. Mr. Radecki’s 2012 target award value remains within +/- 15% the median level of the peer company data. Mr. Stanfill’s 2012 target award value was increased, but still falls significantly below the median level of the peer company data because his potential compensation, including potential commission payments, balance out his target cash incentive compensation and overall compensation package. The Committee reviewed and left unchanged Mr. Florance’s target and maximum award values for 2012 based upon individual responsibilities, competitive practices and internal pay equity considerations. The Committee reviewed and revised Ms. Kitchen’s target and maximum award values for 2012 to bring those values within +/- 15% of the median level of the survey data. The Committee determined Mr. Carchedi’s target award values based on his individual responsibilities and performance, total compensation and internal pay equity.

Each named executive officer may earn an incentive bonus equal to, greater than or less than the target percentage of his or her base salary depending on whether the individual and the Company achieve the specified performance objectives. These objectives include individual qualitative performance goals (except for our Chief Executive Officer), as well as Company-wide financial goals (except for Mr. Carchedi, whose incentive bonus was based solely on individual performance). For 2012, the Committee selected Company-wide financial goals based on the Company’s achievement of: (1) annual revenue targets included in the Company’s 2012 operating plan approved by the Company’s Board at the beginning of 2012 (the “2012 Operating Plan”); and (2)  EBITDA targets included in the 2012 Operating Plan. EBITDA is our GAAP-basis net income (loss) before interest, income taxes, depreciation and amortization. These financial goals were selected by the Committee because it believes that revenue and EBITDA are good measures of stockholder value.

The individual performance goals established for the named executive officers, other than the Chief Executive Officer, at the beginning of 2012 are strategic and leadership goals tailored to the individual’s position and focused on the Company’s strategic initiatives. The individual goals assist the Committee in assessing the named executive officer’s individual performance in key areas that help drive the Company’s operating and financial results. The use of both individual and corporate goals advances the Company’s executive compensation philosophy that individual executives be held accountable for both their own individual performance as well as the Company’s performance. Based on peer data from past compensation consultant studies, which indicate that more commonly the chief executive officer’s annual incentive is tied solely to corporate results, and the Committee’s determination that it is in the best interests of the Company to have our Chief Executive Officer’s annual incentive award based exclusively on the financial performance of the Company, Mr. Florance’s incentive cash award is not based on achievement of individual performance goals.

Performance goals and the weighting given to each may change in the Committee’s discretion from year to year. The measures and the relative weighting of individual and corporate financial performance goals for each of the named executive officers is reviewed by the Committee annually at the beginning of the respective year. The Chief Executive Officer proposes to the Committee for its consideration changes to the measures and the weighting of the performance goals based on the Company’s current strategic initiatives and goals. The weighting of the individual and corporate objectives for the named executive officers for 2012 is shown in the table below.

2012 Performance Against Corporate and Individual Objectives

In March 2013, the Committee assessed the Company’s and each named executive officer’s achievement of the goals and targets for 2012 that had been established at the beginning of 2012. Information regarding the target percentages of base salary for each named executive officer’s 2012 cash incentive award, percentage of target achieved and actual 2012 cash incentive awards paid to each named executive officer, as well as the weighting of individual and financial performance goals for 2012, are shown in the table below. A description of 2012 performance compared to the corporate and individual goals follows the table.

2012 Annual Cash Incentive Awards

Name	Title	Target as a % of Salary	Percentage of Target Achieved	Actual Award as a % of Salary	Actual Cash Award ($)	Individual Goals as a % of Target Award	Revenue Target as a % of Target Award	EBITDA Target as a % of Target Award
Andrew C. Florance(1)	CEO & President	100%	200.0%	200.0%	$1,100,000	—	50%	50%
Brian J. Radecki(2)	CFO	65%	200.0%	130.0%	$455,000	30%	30%	40%
Francis A. Carchedi(3)	EVP, Operations	55%	200.0%	110%	$264,000	100%	—	—
John L. Stanfill(4)	Sr. Vice President, Sales & Customer Service	15%	149.0%	22.4%	$72,638	30%	—	70%
Jennifer L. Kitchen(5)	Sr. Vice President, Research	50%	120.0%	60.0%	$132,000	40%	20%	40%

(1)	As discussed above, Mr. Florance’s 2012 annual cash incentive award is based solely on corporate performance goals.

(2)
The weighting of the goals for Mr. Radecki was revised in 2012 to give more weight to his individual goals, which consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development.

(3)
Mr. Carchedi’s 2012 annual cash incentive award is based solely on subjective performance goals, which consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development in light of the merger and integration with LoopNet.

(4)
The weighting of the goals for Mr. Stanfill was revised in 2012 to give more weight to the EBITDA target, which reflects the Company’s emphasis on overall earnings. Mr. Stanfill’s goals do not have a revenue component because he is entitled to receive commission payments based on a percentage of the Company’s U.S. monthly net new subscription contracts.

(5)
The weighting of the goals for Ms. Kitchen was revised in 2012 to give more weight to her individual goals, which consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development, as well as more weight to the EBITDA target, which reflects the Company’s emphasis on overall earnings.

Individual Performance Goals for 2012 Annual Cash Incentive Awards

Individual performance goals vary by position, functional accountability and responsibility, and may include, among other goals, department-specific financial goals, the development and release of new services, the implementation of geographic and/or service expansion plans, recruitment and hiring for key positions, the implementation of customer service and quality control measures and database growth objectives. The 2012 individual performance goals for the named executive officers included the goals summarized in the table below, with the exception of Mr. Florance whose 2012 annual cash incentive award is based solely on corporate performance goals.

Name	Title	Individual Goals
Brian J. Radecki	CFO	• recruit and hire key personnel • manage the Company’s costs • facilitate the Company’s mergers and acquisitions activity • facilitate and manage integration of acquired entities
Francis A. Carchedi	Exec. Vice President, Operations	• facilitate the Company’s mergers and acquisitions activity • facilitate and manage integration of acquired entities
John L. Stanfill	Sr. Vice President, Sales & Customer Service
•    build an effective sales strategy for the Company’s combined services
•    recruit and hire key personnel, effective sales managers and employees
•    develop sales force and management and improve training methods
•    improve international sales strategy
•    build and manage sales pipeline

Jennifer L. Kitchen	Sr. Vice President, Research
•    recruit, hire, retain and train key personnel and research staff
•    develop and release new services
•    ensure data quality and implement accuracy controls
•    control costs and improve research efficiency
•    execute research strategy

The Committee sets aggressive individual performance criteria for annual cash incentive awards that are challenging but realistic to achieve in order to motivate named executive officers to excel and perform at a high level and to focus on overall corporate objectives. Named executive officers could receive between 0% and 200% credit for the individual performance component of their annual cash incentive depending upon achievement of established goals for 2012. This percentage credit is then multiplied by the weighting applicable to the individual performance component of the cash incentive award. The Committee determines the credit earned for achievement of the individual performance criteria based upon recommendations from our Chief Executive Officer. The Committee intends to set the individual performance criteria for the annual cash incentive awards such that the relative difficulty of achieving the target level is consistent from year to year. The table below sets forth the percentage of individual performance goals achieved by each of the named executive officers for the 2012 annual cash incentive award, based on the Committee’s assessment of achievement of those goals in early 2013. Mr. Stanfill and Ms. Kitchen continue to work toward completion of their 2012 goals, which were not fully achieved in 2012.

Name	Title	Percentage of Individual Performance Goals Achieved
Andrew C. Florance(1)	CEO & President	—
Brian J. Radecki	CFO	200%
Francis A. Carchedi	Exec. Vice President, Operations	200%
John L. Stanfill	Sr. Vice President, Sales & Customer Service	30%
Jennifer L. Kitchen	Sr. Vice President, Research	0%

(1)	Mr. Florance’s 2012 cash incentive award was based solely on corporate revenue and EBITDA targets.

2012 Annual Cash Incentive Awards – Revenue and EBITDA Goals(1)
(dollar amounts in millions)

Metric	Threshold	Credit	Target	Credit	Maximum	Credit	2012 Actual	Credit
Revenue	$325.9	50%	$343.0	100%	$349.9	200%	$349.9	200%

EBITDA	$34.5	50%	$43.1	100%	$47.4	200%	$60.2	200%

(1)
Named executive officers could receive between 0% and 200% credit for the revenue and EBITDA components of their annual cash incentive award, depending upon actual revenue and EBITDA achieved in 2012. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target. The percent credited for the revenue and EBITDA components of the award (as shown in the table) is then multiplied by the weighting applicable to the respective component of the cash incentive award.

2013 Annual Cash Incentive Awards

In March 2013, the Committee reassessed the named executive officers target and maximum award values with respect to the 2013 cash incentives. The Committee reviewed 2013 target and maximum award values in early 2013 and determined to increase the 2013 target and maximum award values for Mr. Carchedi in light of his promotion, increased responsibility and after taking into account internal pay equity considerations. The Committee reviewed and left unchanged Mr. Florance’s and Mr. Radecki’s target and maximum award values for 2013 based upon their individual responsibilities, competitive practices and internal pay equity considerations. The Committee determined to have Mr. Stanfill’s cash incentive for 2013 be based solely on his commission plan, which emphasizes, and centers the potential payouts on, the Company’s cross selling efforts, including sales of CoStar services to LoopNet customers and LoopNet services to CoStar customers. The Committee determined that Mr. Stanfill’s potential commission payments balance out his overall compensation package, and therefore, Mr. Stanfill is not eligible for a cash incentive award in 2013 apart from the commission plan. The Committee reviewed and revised Ms. Kitchen’s target and maximum award values for 2012, which as revised, continue to be within +/- 15% of the median level of the Towers Watson general industry executive compensation survey data.

The following table shows each named executive officer’s fiscal 2013 potential threshold, target, and maximum award amounts, which are expressed as a percentage of the executive’s base salary.

Name	Title	Threshold	Target	Maximum
Andrew C. Florance	CEO & President	50.0%	100.0%	200.0%
Brian J. Radecki	CFO	32.5%	65.0%	130.0%
Francis A. Carchedi	Exec. Vice President, Operations	32.5%	65.0%	130.0%
John L. Stanfill(1)	Sr. Vice President, Sales & Customer Service	—	—	—
Jennifer L. Kitchen	Sr. Vice President, Research	20.0%	40.0%	80.0%

(1)	Mr. Stanfill’s incentive cash compensation for 2013 consists entirely of potential commission payments based on achievement of Company-based performance objectives described below.

In March 2013, the Committee approved the named executive officers’ individual goals and determined the relative weighting of individual and corporate financial performance goals for the 2013 cash incentive awards to be paid in early 2014. As indicated above, individual performance goals vary by position, functional accountability and responsibility, and may include department-specific financial goals, the development and release of new services, the implementation of geographic and/or service expansion plans, recruitment and hiring for key positions, the implementation of customer service and quality control measures and database growth objectives, among others. The named executive officers individual and corporate goals for 2013 include goals similar to those described for the 2012 annual cash incentive awards. As indicated below, the Chief Executive Officer’s 2013 annual cash incentive award is based solely on corporate performance.

In order for the weightings of the goals used for the annual cash incentive awards to best support the Company’s current business and strategic objectives, in early 2013, the Committee revised the weightings from those in place for 2012 awards for all named executive officers. In general, the Committee continued to place emphasis on the Company’s overall earnings and strategic goals. The Committee continues to believe that it is in the best interest of the Company to have Mr. Florance’s cash incentive award based exclusively on the financial performance of the Company, however it shifted the weighting between the financial goals to place greater emphasis on the EBITDA target. The weighting of the goals for Mr. Radecki also shifted to place greater emphasis on the EBITDA target. Mr. Carchedi’s goals were set with the same goal in mind, to emphasize the Company’s overall earnings. Ms. Kitchen’s weighting was revised to place additional emphasis on her individual goals, which consist of strategic, operational goals that the Committee deems important in connection with the Company’s growth and development. The relative weighting of individual and financial performance goals for each of the current named executive officers for 2013 are set forth in the table below:

Name	Title	Individual Goals as a % of Target Award	Revenue Target as a % of Target Award	EBITDA Target as a % of Target Award
Andrew C. Florance(1)	CEO & President	—	30%	70%
Brian J. Radecki	CFO	20%	30%	50%
Francis A. Carchedi	Exec. Vice President, Operations	30%	—	70%
John L. Stanfill(2)	Sr. Vice President, Sales & Customer Service	—	—	—
Jennifer L. Kitchen	Sr. Vice President, Research	60%	—	40%
_____________

(1)	Similar to his 2012 annual cash incentive award, Mr. Florance’s 2013 annual cash incentive award is based solely on achievement of corporate performance goals.

(2)	Mr. Stanfill’s incentive cash compensation for 2013 consists entirely of potential commission payments based on achievement of Company-based performance objectives described below.

Commission Payments

In addition to his 2012 annual cash incentive award, Mr. Stanfill was entitled to receive monthly commissions based on a percentage of the Company’s U.S. monthly new subscription contract amounts net of cancellations. Mr. Stanfill’s annual cash incentive award target described above is less than other named executive officers because he was entitled to receive these commission payments. In early 2013, the Committee determined to restructure Mr. Stanfill’s commission plan to place greater focus on the Company’s cross selling efforts, including sales of CoStar services to LoopNet customers and LoopNet services to CoStar customers. As a result, the Committee determined to have Mr. Stanfill’s cash incentive for 2013 be based solely on his commission plan. Mr. Stanfill is not eligible for a cash incentive award in 2013 apart from the commission plan. The Committee determined that Mr. Stanfill’s potential commission payments balance out his overall compensation package. The commission payments provide incentive for Mr. Stanfill to continue to grow the Company’s business and generate revenues, and the rates of payment are set to provide challenging but achievable goals to motivate Mr. Stanfill to maintain his focus on sales of the Company’s subscription-based services, the Company’s primary source of revenue, as well as cross selling the Company’s services. The Company is not disclosing the specific commission rates because they are based on key operational objectives that would signal the Company’s strategic direction and also could be used by competitors to target recruitment of Mr. Stanfill. The total commission payments paid to Mr. Stanfill for 2010, 2011 and 2012 are shown in the Summary Compensation Table on page 47 of this Proxy Statement.

Equity Incentive Plan

The Committee has designed the executive equity incentive compensation program with the intent of aligning executive incentives with long-term stockholder value and with a view toward executive retention. The Committee believes that equity-based compensation and executive ownership of the Company’s stock help support the Committee’s goal that the Company’s named executive officers have a continuing stake in the long-term success of the Company.

Each named executive officer is eligible to receive equity awards under the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). The Committee generally grants time-based restricted stock and/or stock options to each executive when he or she joins the Company or upon promotion to an executive position as an incentive to accept employment and become a member of the Company’s executive team. As set forth in more detail below, the Committee currently also makes annual grants of equity awards as part of the executive compensation program, consisting of restricted stock and stock options. Under the current program, target award values are determined at the time of grant, while the amount of restricted stock actually granted each year is based on the Company’s performance during the prior year.

The Committee decided to grant a mix of equity awards because each type of award helps achieve some of the objectives of the executive compensation program. Stock options provide value to the holder only if the price of the Company’s common stock has increased from the grant date at the time the option is exercised. In contrast, restricted stock awards have value when they vest regardless of the stock price, so they have retention value even if the Company’s common stock price declines or stays flat. Stock options motivate executive officers by providing greater potential upside while restricted stock awards promote executive retention, focus executives’ attention on total stockholder return and balance the Company’s compensation program. The Committee believes that the use of multi-year vesting periods for equity awards (for both stock options and restricted stock) emphasizes a longer-term perspective and therefore encourages executive retention. Under the current program, all stock option and restricted stock awards issued to the named executive officers that vest over time are subject to a three-year vesting period from the date of grant.

The Committee assesses executive compensation each year. Accordingly, the Company’s executive compensation program, including the long-term equity incentive plan, is subject to change at the Committee’s discretion. The Committee will determine the actual terms of any future grants of options or restricted stock. The details of the Company’s current long-term incentive program may change in the future to reflect the impact of changes in the Company’s business, executives’ individual performance or new information about trends in compensation among the Company’s peer group. For example, the Committee may modify the financial goals that form the basis for the annual performance-based stock grants (e.g. as a result of acquisition activity or unusual or non-recurring accounting transactions), or it could change the types or terms of the awards or award additional compensatory grants. As discussed in more detail below, in February 2012 in addition to the named executive officers’ annual options and restricted stock grants awarded for 2011 performance, the Committee approved a special restricted stock grant that vests based on achievement of set performance criteria. There were no similar special grants awarded by the Compensation Committee in connection with the Company’s 2013 executive compensation programs.

The value of the annual equity compensation awards granted to our named executive officers is based on a target award dollar amount and varies among named executive officers by position depending upon individual responsibility and performance, external market and peer group practices, internal pay equity considerations, and, with respect to the restricted stock awards, achievement of the performance criteria as described below. Consistent with its determinations for executive compensation generally, the Committee has generally set the aggregate target equity compensation within +/- 15% of the median levels of the peer company data provided by its compensation consultant, where available.

After review of the executive compensation program in early 2012, the Company’s goals (including linking executive incentives with long-term stockholder value), peer data (where available), previous equity awards to the respective named executive officers, concurrent equity awards to the named executive officers (including the special performance-based restricted stock grant awarded in February 2012), individual performance and internal pay equity and competitive considerations, the Committee determined in early 2012 to freeze the target award values for awards granted in February 2012 for 2011 performance at levels consistent with those granted in 2011 for 2010 performance. The target award values for the annual, equity compensation component granted in early 2012 for 2011 performance for Mr. Florance and Mr. Radecki fell within +/-15% of the median levels of the peer company data. Further, as a result of the Committee’s freezing of target award values and an increase in the peer company target award values for equivalent positions as indicated by the 2011 Towers Watson study, Mr. Stanfill’s target award value for the equity compensation component for 2011 performance fell significantly below the median level of the peer company data from the 2011 Towers Watson study. Where available, the Committee utilized peer company data from the Towers Watson study as the primary competitive benchmark when evaluating the executives’ target award values, as the peer company data reflects higher growth companies believed to be more similar to CoStar. In those cases where peer data was unavailable, the Committee took into account previous equity awards to the respective named executive officers as well as internal pay equity considerations. No peer company data was available with respect to long term equity incentive compensation for Mr. Carchedi, our Executive Vice President of Operations who was not an executive officer when the 2011 Towers Watson study was prepared, or Ms. Kitchen, our Senior Vice President of Research.

The current performance measures selected by the Committee for determination of the restricted stock award portion of the named executives’ equity compensation are revenue and EBITDA and each is weighted equally. The revenue and EBITDA goals are the same as those for the annual cash incentive plan. The Committee chose these metrics for the plan because of its belief that they are currently the most relevant measures of the Company’s financial performance and are a good measure of stockholder value. The performance criteria established by the Committee in early 2011 for restricted stock awards granted in early 2012 based on 2011 performance are described further below under the caption “2011 Performance-Based Stock Awards.” The performance criteria established by the Committee in early 2012 for restricted stock awards granted in early 2013 based on 2012 performance are described further below under the caption “2012 Performance-Based Stock Awards.”

Once the achievement level of each performance target and the total amount of the award for each named executive officer has been determined by the Committee, the number of shares of restricted stock actually granted to a named executive officer is determined using the fourth quarter average daily closing price of the Company’s common stock and approved by the Committee. The grant date of the annual performance-based restricted stock awards is the date that the Committee approves the grants. These awards are granted under our 2007 Plan and they vest in equal installments on the first three anniversaries of the date of grant. Grants of performance-based restricted stock are accounted for using the fair market value of such stock on the date of grant.

The Committee supplements the named executive officers’ annual performance-based restricted stock award with an annual award of stock options. Annual option grants are also based on the target award values determined as of the date of grant and vest pro rata over three years. The value actually awarded to each named executive officer is converted to the number of options based on Towers Watson’s recommended value per option calculated using the Black-Scholes model, and may be updated from time to time. The exercise price for each option is equal to the closing price of the Company’s common stock on the date of grant, which is the date of approval by the Committee.

Target Equity Incentive Awards Granted in 2012

The chart below sets forth the target award values for the annual equity compensation awards, including the performance-based restricted stock awards granted in 2012 for 2011 performance and the annual stock option awards granted in 2012.

Name	Title	Annual Stock Target Award Values	Annual Option Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$900,000	$900,000	$1,800,000
Brian J. Radecki	CFO	$300,000	$300,000	$600,000
Francis A. Carchedi(1)	Exec. Vice President, Operations	—	—	—
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$250,000	$250,000	$500,000
Jennifer L. Kitchen	Sr. Vice President, Research	$125,000	$125,000	$250,000

(1)
Mr. Carchedi was not an executive officer in 2011 for which the annual performance-based restricted stock awards were granted in early 2012, nor was he an executive officer in early 2012 when the annual stock option awards were granted.

2011 Performance-Based Stock Awards

On February 21, 2012, the Committee approved and awarded each named executive officer (other than Mr. Carchedi) a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of specified Company financial goals for 2011 performance (the “2011 Performance-Based Stock Awards”). Consistent with the 2010 Performance-Based Stock Awards, the revenue and EBITDA goals are the same as the goals used in the 2011 annual cash incentive plan. The revenue and EBITDA goals established by the Committee are equally-weighted and the actual value of the 2011 performance-based restricted stock awards granted to named executive officers was based on the Company’s achievement of these goals. Each named executive officer had the potential to earn up to two times his or her annual performance-based restricted stock target award value for exceptional performance as measured against the pre-established metrics and goals.

2011 Performance-Based Stock Awards – Revenue and EBITDA Goals(1)
(dollar amounts in millions)

Metric	Threshold	Credit	Target	Credit	Maximum	Credit	2012 Actual	Credit
Revenue	$231.1	50%	$243.2	100%	$248.1	200%	$251.7	200%

EBITDA	$30.2	50%	$37.7	100%	$41.5	200%	$48.8(2)	200%

(1)
Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target. The percent credited for the revenue and EBITDA components of the award (as shown in the table) is then multiplied by the weighting (50%) applicable to the respective component of the performance-based restricted stock award.

(2)	Adjusted for merger-related costs.

2011 Performance-Based Stock Awards Granted in 2012

For 2011 performance, each named executive officer received 200.0% of his or her target award value. The 2011 Performance-Based Stock Awards were granted on February 21, 2012, and the stock award value earned by each named executive officer is shown in the table below. For additional information, see the “Grants of Plan-Based Awards” table on page 50 of this Proxy Statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$1,800,000	29,500
Brian J. Radecki	CFO	$600,000	9,900
Francis A. Carchedi(2)	Exec. Vice President, Operations	—	—
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$500,000	8,200
Jennifer L. Kitchen	Sr. Vice President, Research	$250,000	4,100

_____________

(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter 2011 average daily price ($61.20), rounded up to the nearest 100 shares.

(2)	Mr. Carchedi was not an executive officer in 2011 for which the annual performance-based restricted stock awards were granted in early 2012.

2012 Stock Option Awards

On February 21, 2012, the Committee awarded the named executive officers (other than Mr. Carchedi) stock options. The number of shares of common stock underlying the option awards granted to named executive officers was based on the award values described above. The table below sets forth the option award values and the number of shares of common stock underlying each option award for the option grants to the named executive officers granted in February 2012.

Name	Title	Option Award Values	Shares Underlying Option Awards(1)
Andrew C. Florance	CEO & President	$900,000	41,700
Brian J. Radecki	CFO	$300,000	13,900
Francis A. Carchedi(2)	Exec. Vice President, Operations	—	—
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$250,000	11,600
Jennifer L. Kitchen	Sr. Vice President, Research	$125,000	5,800
_____________

(1)
The number of shares granted is determined by dividing the option award value by Towers Watson’s recommended value per option calculated using the Black-Scholes model, rounded up to the nearest 100 shares. The amounts reported in this table under “Option Award Values” differ from the grant date fair values for these awards reported in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” table on pages 47 and 50, respectively, of this Proxy Statement.

(2)	Mr. Carchedi was not an executive officer in February 2012 when the annual stock option awards were granted.

2012 Special Performance-Based Restricted Stock Awards

As discussed above, in February 2012 in addition to the named executive officers’ annual options and restricted stock grants awarded for 2011 performance, the Committee approved a special restricted stock grant that vests upon the Company’s achievement of $90 million of cumulative earnings before interest, income taxes, depreciation and amortization (EBITDA) over a period of four consecutive calendar quarters. The grants are subject to forfeiture in the event that the performance criteria is not met by March 31, 2017. As of the date of this Proxy Statement, the performance criteria for the special performance-based, long-term equity grants had not yet been achieved. The special performance-based grant was awarded in February 2012 under the Company’s 2007 Plan in order to increase executives’ focus on longer-term financial goals, enhance parity between the Company’s executives and those who joined the Company from acquired entities, and to continue to increase equity ownership levels to more competitive levels. In an effort to achieve these goals, the award value granted to the named executive officers was based on a multiple of three times the sum of the target award values set by the Committee in February 2012 for the annual performance-based restricted stock awards to be granted in 2013 for 2012 performance and the annual stock option awards to be granted in 2013. The chart below sets forth those annual target award values.

With respect to equity awards to be granted in early 2013, based in part on 2012 performance, after review of the Company’s goals, the 2011 Towers Watson peer data (where available), previous equity awards to the respective named executive officers, individual performance and internal pay equity and competitive considerations, the Committee determined to increase the annual, long-term equity incentive target award values for Messrs. Florance and Radecki and to leave the target award values constant for Mr. Stanfill and Ms. Kitchen. Mr. Florance’s and Mr. Radecki’s target award values for the equity compensation component of their compensation for 2012 were set within +/-15% of the median peer company data. Mr. Carchedi was not an executive officer when the 2011 Towers Watson study was prepared, and therefore peer data was not available for him. The Committee set Mr. Carchedi’s target award value based on internal pay equity considerations. When determining Mr. Stanfill’s and Ms. Kitchen’s target award values for the equity compensation component for 2012 performance, the Committee took into account previous equity awards and internal pay equity considerations. As a result of freezing Mr. Stanfill’s target award value, Mr. Stanfill’s target award value for the equity compensation component continues to fall significantly below the median level of the peer company data from the 2011 Towers Watson study. No peer company data was available with respect to long term equity incentive compensation for Ms. Kitchen, our Senior Vice President of Research.

Name	Title	Annual Stock Target Award Values	Annual Option Target Award Values
Andrew C. Florance	CEO & President	$1,400,000	$1,400,000
Brian J. Radecki	CFO	$335,000	$335,000
Francis A. Carchedi	Exec. Vice President, Operations	$200,000	$200,000
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$300,000	$300,000
Jennifer L. Kitchen	Sr. Vice President, Research	$125,000	$125,000

The table below sets forth the actual award values (three times the sum of the stock and option target award values set by the Committee in February 2012) and the number of shares of common stock underlying each award for the special performance-based, long-term equity grants to the named executive officers granted in February 2012.

Name	Title	Special Grant Award Values	Shares Underlying Awards(1)
Andrew C. Florance	CEO & President	$8,400,000	142,500
Brian J. Radecki	CFO	$2,010,000	34,100
Francis A. Carchedi	Exec. Vice President, Operations	$1,200,000	20,400
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$1,800,000	30,600
Jennifer L. Kitchen	Sr. Vice President, Research	$750,000	12,800
_____________

(1)
The number of shares granted is determined by dividing the grant award value by the closing price of the Company’s common stock on the date of grant ($58.95), rounded up to the nearest 100 shares. The amounts reported in this table under “Award Values” differ from the grant date fair values for these awards reported in the “Grants of Plan-Based Awards” table on page 50 of this Proxy Statement.

Target Equity Incentive Awards Granted in 2013

The Committee elected to review the target award values in early 2013 in advance of awarding the annual performance-based restricted stock awards in 2013 for 2012 performance and the annual stock option awards in 2013. After this additional review of the Company’s goals (including linking executive incentives with long-term stockholder value), previous equity awards to the respective named executive officers, the total mix of compensation for each individual, individual performance and internal pay equity and competitive considerations, the Committee determined to adjust Mr. Stanfill’s target award values in light of his overall compensation package and to increase Mr. Carchedi’s target award value in recognition of his new responsibilities as a result of his promotion as Executive Vice President of Operations and to account for internal pay equity considerations. The chart below sets forth the target award values for the annual equity compensation awards, including the performance-based restricted stock awards granted in 2013 for 2012 performance and the annual stock option awards granted in 2013. The value of performance-based restricted stock ultimately awarded to our named executive officers in early 2013 for 2012 performance was determined based upon achievement of financial performance criteria described below. Each named executive officer had the potential to earn up to two times his or her annual performance-based restricted stock target award value for exceptional performance as measured against pre-established metrics and goals.

Name	Title	Annual Stock Target Award Values	Annual Option Award Values	Aggregate Annual Target Award Values
Andrew C. Florance	CEO & President	$1,400,000	$1,400,000	$2,800,000
Brian J. Radecki	CFO	$335,000	$335,000	$670,000
Francis A. Carchedi	Exec. Vice President, Operations	$300,000	$300,000	$600,000
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$250,000	$250,000	$500,000
Jennifer L. Kitchen	Sr. Vice President, Research	$125,000	$125,000	$250,000

2012 Performance-Based Stock Awards

On March 11, 2013, the Committee approved and awarded each named executive officer a grant of restricted stock, the size of which was based on the target award values set forth above and achievement of specified Company financial goals for 2012 performance (the “2012 Performance-Based Stock Awards”). Consistent with the 2011 Performance-Based Stock Awards, the revenue and EBITDA goals are the same as the goals used in the 2012 annual cash incentive plan. The revenue and EBITDA goals established by the Committee are equally-weighted and the actual value of the 2012 performance-based stock awards granted to named executive officers is based on the Company’s achievement of these goals.

2012 Performance-Based Stock Awards – Revenue and EBITDA Goals(1)
(dollar amounts in millions)

Metric	Threshold	Credit	Target	Credit	Maximum	Credit	2012 Actual	Credit
Revenue	$325.9	50%	$343.0	100%	$349.9	200%	$349.9	200%

EBITDA	$34.5	50%	$43.1	100%	$47.4	200%	$60.2	200%

(1)
Named executive officers could receive between 0% and 200% credit for the revenue and EBITDA components of their annual performance-based stock award, depending upon actual revenue and EBITDA achieved in 2012. Credit for performance between threshold and target and between target and maximum are determined by linear interpolation. No credit is given for performance below threshold and credit is capped at 200% of target. The percent credited for the revenue and EBITDA components of the award (as shown in the table) is then multiplied by the weighting (50%) applicable to the respective component of the performance-based restricted stock award.

2012 Performance-Based Stock Awards Granted in 2013

For 2012 performance, each named executive officer received 200.0% of his or her target award value. The 2012 Performance-Based Stock Awards were granted on March 11, 2013, and the stock award value earned by each named executive officer is shown in the table below. As these awards were granted in early 2013, the grant date fair values of these awards are not included in the Summary Compensation Table or Grants of Plan-Based Awards Table below, but will be reflected in next year’s proxy statement.

Name	Title	Award Earned Value ($)	Actual Award of Shares (#)(1)
Andrew C. Florance	CEO & President	$2,800,000	33,600
Brian J. Radecki	CFO	$670,000	8,100
Francis A. Carchedi	Exec. Vice President, Operations	$600,000	7,200
John L. Stanfill	Sr. Vice President, Sales & Customer Service	$500,000	6,000
Jennifer L. Kitchen	Sr. Vice President, Research	$250,000	3,000
_____________

(1)	The number of shares granted is determined by dividing the earned award value by the fourth quarter 2012 average daily price ($83.49), rounded up to the nearest 100 shares.

Executive Ownership of Company Stock

Although the Company does not currently have security ownership requirements or guidelines for its executive officers or directors, the Committee may adopt such ownership requirements in the future. As of April 1, 2013, each of the named executive officers, other than the Chief Executive Officer, held Company common stock, including restricted stock but excluding options, with a value that exceeded two times his or her base salary, calculated using the closing price on April 1, 2013. In addition, as of April 1, 2013, the Chief Executive Officer held Company common stock, including restricted stock but excluding options, with a value that exceeded five times his base salary, calculated using the closing price on April 1, 2013.

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Anti-Hedging Policies

Pursuant to the Company’s insider trading policy, the Company does not permit directors, officers or other employees to engage in speculative or short-term financial activities involving the Company’s stock or derivatives based on the Company’s securities without the consent of the Company’s compliance officer. In addition, the Company does not generally allow any such activities or other hedging activities by its executive officers or directors absent an extraordinary circumstance.

Termination and Change of Control Payments

Except for Mr. Florance, who has termination provisions in his employment agreement, the Company is not obligated to provide significant severance or termination payments to named executive officers. In 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the Company’s severance policy, in recognition of their service to the Company, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-week maximum payout) in exchange for a full release of claims. All Company employees are employed at will and, unless specified otherwise by an employment agreement, CoStar is not liable to pay severance but has chosen to adopt this severance policy to apply only in limited circumstances. The Company may choose to pay severance outside of the severance policy in its sole discretion and may amend, alter or discontinue the severance policy at any time.

Similarly, except for Mr. Florance, who negotiated change of control provisions in his employment agreement, the Company does not provide significant cash payments to named executive officers upon a change of control or other similar significant corporate event. However, in order to protect the rights granted under the Company’s 1998 and

2007 stock incentive plans, the form of grant agreement provides for acceleration of vesting of stock and option grants and rights to exercise stock options upon certain significant events, including a change of control, liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the Company’s assets (except in the event that the awards are assumed or substitute grants are awarded pursuant to the terms of the grant). Those rights do not discriminate in scope, terms or operation in favor of named executive officers of the Company and are available generally to all employees who participate in those plans, including the named executive officers. Details of the potential termination payments for Mr. Florance, of the rights triggered under the 1998 and 2007 stock incentive plans in the case of a significant corporate event and potential payments under the Company-wide severance policy are set out below in the section entitled “Potential Payments Upon Termination or Change of Control” beginning on page 55 of this Proxy Statement.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows the deduction of compensation paid by a public company to its Chief Executive Officer and each of the other three most highly compensated executive officers (not including the Company’s Chief Financial Officer) that exceeds $1 million. Compensation that is considered “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the stockholders. The CoStar Group, Inc. 2007 Stock Incentive Plan, as amended, has been structured so that stock options, stock appreciation rights and certain restricted stock and restricted stock unit awards may qualify as “performance-based” compensation under Section 162(m). In addition, bonuses payable under the CoStar Group, Inc. 2011 Incentive Bonus Plan are intended to qualify as “performance-based” compensation under Section 162(m). The rules and regulations promulgated under Section 162(m) are complicated, however, and subject to change from time to time, sometimes with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid by the Company will be fully deductible under all circumstances. Furthermore, while the Committee may consider tax deductibility as one of the factors in determining executive compensation, to retain maximum flexibility in designing compensation programs that meet the Committee’s stated objectives, the Committee may not necessarily limit or structure compensation so that it is deductible under Section 162(m).

Executive Compensation Recovery Policy

The Company does not have a specific policy requiring the recovery of awards.

Executive Compensation Tables and Discussion

The following table includes information concerning compensation paid to or earned by the Company’s “named executive officers” listed in the table for 2010, 2011 and 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)		Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)		All Other Compensation ($)		Total ($)
Andrew C. Florance	2012	$542,789	$1,741,575	(3a)	$875,283	$1,100,000		$38,245	(4a)	$4,297,892
Chief Executive Officer
and President	2011	$500,122	$1,006,016		$900,769	$1,025,000		$6,104		$3,438,011

	2010	$456,560	$871,174		$745,416	$350,559		$9,362		$2,433,071

Brian J. Radecki	2012	$338,462	$585,168	(3b)	$291,761	$455,000		$9,200	(4b)	$1,679,591
Chief Financial Officer
	2011	$281,454	$337,244		$301,693	$287,100		$7,191		$1,214,682

	2010	$249,600	$321,404		$274,456	$136,487		$8,250		$990,197

Francis A. Carchedi(5)	2012	$235,192	—	(3c)	—	$264,000		$29,437	(4c)	$528,629
Executive Vice President,
Operations

John L. Stanfill	2012	$319,231	$483,390	(3d)	$243,484	$351,394	(6)	$29,654	(4d)	$1,427,153
Sr. Vice President
Sales & Customer Service	2011	$285,426	$280,084		$252,129	$527,374		$6,756		$1,351,769

	2010	$250,000	$132,616		$112,056	$233,426		$8,250		$736,348

Jennifer L. Kitchen	2012	$217,212	$241,695	(3e)	$121,742	$132,000		$9,408	(4e)	$722,056
Sr. Vice President
Research	2011	$201,859	$142,900		$127,142	$141,281		$7,088		$620,270

	2010	$197,600	$148,015		$125,048	$76,059		$7,078		$553,800

__________

(1)
This column shows the aggregate grant date fair value of the awards granted in the years shown, computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the named executive officers. Additional information regarding the size of the awards is set forth in the notes to the “Grants of Plan Based Awards” and “Outstanding Equity Awards” tables. Assumptions used in calculating the fair value for awards granted in 2012 are described in Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2012. For additional information on the stock awards, see the “Equity Incentive Plan” discussion beginning on page 39 of this proxy statement.

(2)
Except as specifically noted otherwise in footnote 5 with respect to Mr. Stanfill, this amount represents the annual cash incentive earned under the Company’s annual incentive bonus plan based on the executive’s achievement of pre-determined individual and Company financial goals. These bonuses are awarded and paid in the following year after actual financial results are determined for the year for which performance was measured. For additional information regarding the annual cash incentives paid for 2012 performance, see “Compensation Discussion and Analysis” at pages 33-38 of this Proxy Statement.

(3a)
The values included in this table do not include any value with respect to the 142,500 shares of restricted stock granted on February 21, 2012 that vest upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, subject to forfeiture in the event the foregoing performance condition is not met by March 31, 2017, since the grant date fair value of that award was zero.  The closing price of the Company’s common stock on the date of grant was $58.95.  Assuming the performance conditions will be achieved, the value of the award on the grant date was $8,400,375.

(3b)
The values included in this table do not include any value with respect to the 34,100 shares of restricted stock granted on February 21, 2012 that vest upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, subject to forfeiture in the event the foregoing performance condition is not met by March 31, 2017, since the grant date fair value of that award was zero.  The closing price of the Company’s common stock on the date of grant was $58.95.  Assuming the performance conditions will be achieved, the value of the award on the grant date was $2,010,195.

(3c)
The values included in this table do not include any value with respect to the 20,400 shares of restricted stock granted on February 21, 2012 that vest upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, subject to forfeiture in the event the foregoing performance condition is not met by March 31, 2017, since the grant date fair value of that award was zero.  The closing price of the Company’s common stock on the date of grant was $58.95.  Assuming the performance conditions will be achieved, the value of the award on the grant date was $1,202,580.

(3d)
The values included in this table do not include any value with respect to the 30,600 shares of restricted stock granted on February 21, 2012 that vest upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, subject to forfeiture in the event the foregoing performance condition is not met by March 31, 2017, since the grant date fair value of that award was zero.  The closing price of the Company’s common stock on the date of grant was $58.95.  Assuming the performance conditions will be achieved, the value of the award on the grant date was $1,803,870.

(3e)
The values included in this table do not include any value with respect to the 12,800 shares of restricted stock granted on February 21, 2012 that vest upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, subject to forfeiture in the event the foregoing performance condition is not met by March 31, 2017, since the grant date fair value of that award was zero.  The closing price of the Company’s common stock on the date of grant was $58.95.  Assuming the performance conditions will be achieved, the value of the award on the grant date was $754,560.

(4a)
Pursuant to the CoStar Realty Information, Inc. 401(k) Plan (a defined contribution plan available generally to employees of the Company) (the “401(k) Plan”), for the 2012 plan year, Mr. Florance deferred a portion of his annual compensation and CoStar made a matching contribution in the amount of $7,350. In 2012, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay. The Company paid $1,112 in annual premiums to maintain a $1 million life insurance policy for the benefit of Mr. Florance. Mr. Florance received an aggregate of $18,265 of perquisites or personal benefits in 2012, consisting of family accompaniment while on business travel and employee incentives and gifts incidental to business meetings, transactions and trips. Mr. Florance also received a tax gross up of $10,218 in connection with family travel expenses, and a tax gross up of $1,300 in connection with the employee incentives and gifts received.

(4b)
Pursuant to the 401(k) Plan, for the 2012 plan year, Mr. Radecki deferred a portion of his annual compensation and CoStar made a matching contribution in the amount of $7,350. In 2012, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay. Mr. Radecki received a tax gross up of $1,850 in connection with employee incentives and gifts received incidental to business meetings, transactions and events.

(4c)
Pursuant to the 401(k) Plan, for the 2012 plan year, Mr. Carchedi deferred a portion of his annual compensation and CoStar made a matching contribution in the amount of $7,350. In 2012, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay. Mr. Carchedi received an aggregate of $14,103 of perquisites or personal benefits in 2012, including family accompaniment while on business travel and employee incentives and gifts incidental to business meetings, transactions, trips and events. Mr. Carchedi also received a tax gross up of $6,285 in connection with family travel expenses, and a tax gross up of $1,699 in connection with the employee incentives and gifts received.

(4d)
Pursuant to the 401(k) Plan, for the 2012 plan year, Mr. Stanfill deferred a portion of his annual compensation and CoStar made a matching contribution in the amount of $7,350. In 2012, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay. Mr. Stanfill received an aggregate of $14,103 of perquisites or personal benefits in 2012, including family accompaniment while on business travel and employee incentives and gifts incidental to business meetings, transactions, trips and events. Mr. Stanfill also received a tax gross up of $6,693 in connection with family travel expenses, and a tax gross up of $1,508 in connection with the employee incentives and gifts received.

(4e)
Pursuant to the 401(k) Plan, for the 2012 plan year, Ms. Kitchen deferred a portion of his annual compensation and CoStar made a matching contribution in the amount of $7,350. In 2012, the employer contribution was capped at 50% of the executive’s deferral amount on a maximum of six percent of the executive’s gross pay. Ms. Kitchen received a tax gross up of $2,058 in connection with employee incentives and gifts received incidental to business meetings, transactions and events.

(5)	Mr. Carchedi was appointed as an executive officer of the Company in September 2012.

(6)
This amount represents total monthly commission payments of $278,756 paid to Mr. Stanfill for performance in 2012, which are based on the Company’s monthly net new subscription contract amounts, and his annual cash incentive of $72,638, earned for 2012 under the Company’s annual incentive bonus plan.

Grants of Plan-Based Awards for Fiscal Year 2012

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2012.

		Estimated Future			Estimated Future	All Other	All Other
		Payouts			Payouts	Stock Awards:	Option Awards:	Exercise
		Under Non-Equity			Under Equity	Number of	Number of	or	Grant Date
		Incentive Plan			Incentive Plan	Shares of	Securities	Base Price	Fair Value
		Awards(1)			Awards(2)	Stock or	Underlying	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Target	Units(3)	Options(4)	Awards(5)	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	Awards(6)
Andrew C. Florance		$275,000	$550,000	$1,100,000
	2/21/12				142,500				$0
	2/21/12					29,500			$1,739,025
	2/21/12						41,700	$58.95	$875,283
	9/9/12					31(7)			$2,550

Brian J. Radecki		$113,750	$227,500	$455,000
	2/21/12				34,100				$0
	2/21/12					9,900			$583,605
	2/21/12						13,900	$58.95	$291,761
	12/1/12					18(8)			$1,563

Francis A. Carchedi		$66,000	$132,000	$264,000
	2/21/12				20,400				$0

John L. Stanfill		$24,375	$48,750	$97,500
	2/21/12				30,600				$0
	2/21/12					8,200			$483,390
	2/21/12						11,600	$58.95	$243,484

Jennifer L. Kitchen		$55,000	$110,000	$220,000
	2/21/12				12,800				$0
	2/21/12					4,100			$241,695
	2/21/12						5,800	$58.95	$121,742
__________

(1)
Amounts shown in these columns are possible amounts payable under the Company’s cash incentive plan for 2012. The actual cash payments made in 2013 for 2012 performance under the Company’s cash incentive plan are reported in the Summary Compensation table above. The Company’s cash incentive plan in effect for 2012 is described more fully in the section titled “Compensation Discussion and Analysis” at pages 33-38 of this Proxy Statement.

(2)
Represents the special performance-based, long-term equity grant on February 21, 2012 that vests upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, subject to forfeiture in the event the foregoing performance condition is not met by March 31, 2017. The closing price of the Company’s common stock on the date of grant was $58.95.

(3)	Amounts shown in this column represent restricted stock awards granted to named executive officers in 2012.

(4)	Amounts shown in this column represent stock options granted to named executive officers in 2012.

(5)	The exercise price is the closing price of our common stock on the date of grant, as reported on the Nasdaq Global Select Market.

(6)
The amounts shown in this column represent the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 pursuant to SEC rules. For a discussion of the assumptions used in calculating the fair value of each equity award see Note 15 to the audited financial statements in the Company’s Annual Report on Form 10-K for the period ended December 31, 2012.

(7)
The named executive officer received a stock grant of restricted shares of common stock in connection with the Company’s service anniversary award program which grants anniversary awards to all employees on the same terms on every five-year anniversary of employment. The date of grant was September 9, 2012, and the closing price of our common stock on the date of grant was $82.26.

(8)
The named executive officer received a stock grant of restricted shares of common stock in connection with the Company’s service anniversary award program which grants anniversary awards to all employees on the same terms on every five-year anniversary of employment. The date of grant was December 1, 2012, and the closing price of our common stock on the date of grant was $86.86.

Narratives to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements and Arrangements

We have an employment agreement with Mr. Florance, and we have at will employment terms with Mr. Radecki, Mr. Carchedi, Mr. Stanfill and Ms. Kitchen. Our employment agreement with Mr. Florance became effective as of January 1, 1998. All employees, including our named executive officers, are required to execute terms and conditions of employment, which state that employment is at will and set forth restrictive covenants, including duties of confidentiality, non-solicitation of customers and employees and non-competition. Mr. Radecki’s current employment terms became effective December 1, 1997. Mr. Carchedi’s current employment terms became effective June 4, 2009. Mr. Stanfill’s current employment terms became effective April 28, 2001. Ms. Kitchen’s current employment terms became effective March 6, 2001.

Chief Executive Officer Employment Agreement

Pursuant to his employment agreement, Mr. Florance is entitled to receive base salary, an annual cash bonus, six weeks of paid vacation per year, the same health insurance, accident and disability insurance, life insurance, and other fringe benefits provided to most senior executives of the Company, and additional term life insurance coverage not to exceed $1 million (at a cost to the Company not to exceed $2,000 per year), payable as designated by Mr. Florance. Mr. Florance’s employment agreement automatically renews for successive one-year terms unless either the Company or Mr. Florance provides the other with written notice of termination at least three months prior to the end of the then-current term.

The Company is permitted to terminate Mr. Florance’s employment at any time without “cause” upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice, at which time Mr. Florance is entitled to receive severance payments set out in more detail below under “Potential Payments Upon Termination or Change of Control.” The acquisition or change of control of the Company is one of the events included within the meaning of the term “good reason” if Mr. Florance terminates his employment within one year after such an event. If the Company terminates Mr. Florance without cause or Mr. Florance terminates his employment for good reason, all of Mr. Florance’s unvested stock options would immediately vest and Mr. Florance would have 180 days post-termination to exercise all vested options. If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for that portion that could not be accelerated. Mr. Florance also has the right at any time to terminate his employment without good reason upon 180 days written notice to the Company, and the Company has the right at any time to terminate Mr. Florance for cause. In either such event, Mr. Florance would not be entitled to any base salary or fringe benefits for any period after termination, and he would forfeit any unvested stock options and his right to participate in the Company’s cash incentive program. In the event of a termination for cause or by Mr. Florance without “good reason,” Mr. Florance would have 60 days post-termination to exercise all vested options. “Cause” and “good reason” in the context of Mr. Florance’s employment agreement are defined below under “Potential Payments Upon Termination or Change of Control.”

Mr. Florance’s employment agreement also provides that in the event of his disability, the Company has the right to terminate his employment. In the event of termination of his employment due to disability or his death, Mr. Florance (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. In the event of termination due to disability or his death, Mr. Florance (or his estate) would have one year to exercise all vested options.

Pursuant to his employment agreement, Mr. Florance is subject to confidentiality and non-compete restrictive covenants. The non-compete restrictions apply during the term of the agreement, any period of time during which he remains employed with the Company “at will” and through the second anniversary of the date of his termination.

Equity Awards

All grants of equity awards made in 2012 were made under the Company’s 2007 Plan. In April 2007, the Company’s Board adopted the 2007 Plan, subject to stockholder approval. Stockholders approved the 2007 Plan in June 2007, an amendment to the 2007 Plan in June 2010, which increased the number of authorized shares that can be issued under the 2007 Plan by 1,300,000 shares; an amendment to the 2007 Plan in June 2011, which increased the Tax Code limit on the number of shares of common stock that may be granted under the 2007 Plan to any one participant during a calendar year; and an amendment to the 2007 Plan in June 2012, which increased the number of authorized shares that can be issued under the 2007 Plan by 900,000 shares. All shares of common stock that were authorized for issuance under the 1998 Plan that, as of June 7, 2007, remained available for issuance under the 1998 Plan (excluding shares subject to outstanding awards) were rolled into the 2007 Plan and, as of that date, no shares of common stock remained available for issuance pursuant to new awards under the 1998 Plan.

Stock options and restricted stock granted to named executive officers in 2012 and restricted stock granted in 2013 for performance in 2012, in each case pursuant to the named executive officers’ annual equity incentive grants, vest in equal installments over the first three anniversaries following the date of grant. For a description of the criteria applied in determining the number of shares of restricted stock awarded in 2012 and 2013 for performance in 2011 and 2012, respectively, see “Compensation Discussion and Analysis–Equity Incentive Plan” above. The special performance-based restricted stock grants issued in February 2012 vest upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, and are subject to forfeiture in the event the foregoing performance condition is not met by March 31, 2017. For a discussion of the effect of a change of control on outstanding restricted stock and option awards, see “Potential Payments Upon Termination or Change of Control–Change of Control Provisions under the Company’s 1998 and 2007 Plans” below. For a discussion of the effect of Mr. Florance’s termination on his outstanding equity awards, see “Potential Payments Upon Termination or Change of Control–Termination and Change of Control Provisions pursuant to Employment Agreements” below. Under the 2007 Plan, recipients of restricted stock are entitled to receive all dividends and other distributions, if any, paid with respect to the common stock. The Compensation Committee will determine if any such dividends or distributions will be automatically reinvested in additional shares of restricted stock and subject to the same restrictions as the restricted stock or whether the dividend or distribution will be paid in cash.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2012.

	Option Awards(1)					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#)Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)
Andrew C. Florance	3/1/2004	50,000		$39.00	2/28/2014
	12/12/2006	39,300		$51.92	12/11/2016
	2/27/2008	39,300		$43.99	2/26/2018
	3/2/2009	58,400		$25.00	3/1/2019
	3/12/2010	30,600	15,300	$42.29	3/11/2020
	3/4/2011	13,933	27,867	$57.16	3/3/2021
	2/21/2012		41,700	$58.95	2/20/2022
						48,101(4a)	$4,298,786
								142,500	$12,735,225

Brian J. Radecki	3/12/2010	11,266	5,634	$42.29	3/11/2020
	3/4/2011	4,666	9,334	$57.16	3/3/2021
	2/21/2012		13,900	$58.95	2/20/2022
						16,368(4b)	$1,462,808
								34,100	$3,047,517

Francis A Carchedi	7/16/2009	27,500	12,500	$37.42	7/15/2019
						2,976(4c)	$265,965
								20,400	$1,823,148

John L. Stanfill	5/5/2004	196		$39.53	5/4/2014
	3/12/2010		2,300	$42.29	3/11/2020
	3/4/2011		7,800	$57.16	3/3/2021
	2/21/2012		11,600	$58.95	2/20/2022
						12,501(4d)	$1,117,214
								30,600	$2,734,722

Jennifer L. Kitchen	3/12/2010	5,133	2,567	$42.29	3/11/2020
	3/4/2011	1,966	3,934	$57.16	3/3/2021
	2/21/2012		5,800	$58.95	2/20/2022
						6,934(4e)	$619,692
								12,800	$1,143,936

__________

(1)
The dates of grant of each named executive officer’s stock option awards outstanding as of December 31, 2012 are set forth in the table above, and the vesting dates for each stock option award can be determined based on the vesting schedules described in this footnote. Stock options granted on December 12, 2006, February 27, 2008, March 2, 2009, March 12, 2010, March 4, 2011, and February 21, 2012 become exercisable in installments of one third on the first three anniversaries of the date of grant, assuming continued employment. All other awards of stock options in the table above became exercisable in installments of 25 percent on the first four anniversaries of the date of grant.

(2)	Market value based on the closing price of the Company’s common stock as of December 31, 2012 of $89.37 per share.

(3)
Represents shares of restricted stock, which vest upon the Company’s achievement of $90 million of cumulative EBITDA over a period of four consecutive calendar quarters, provided such performance criteria is met by March 31, 2017.

(4a)
As of December 31, 2012, Mr. Florance held (i) 6,867 shares of restricted stock which vest in their entirety on March 12, 2013; (ii) 11,734 shares of restricted stock, which vest in equal installments on March 4, 2013 and 2014; and (iii) 29,500 shares of restricted stock, which vest in equal installments on February 21, 2013, 2014 and 2015.

(4b)
As of December 31, 2012, Mr. Radecki held (i) 2,534 shares of restricted stock, which vest in their entirety on March 12, 2013; (ii) 3,934 shares of restricted stock, which vest in equal installments on March 4, 2013, and 2014; and (iii) 9,900 shares of restricted stock, which vest in equal installments on February 21, 2013, 2014 and 2015.

(4c)	As of December 31, 2012, Mr. Carchedi held 2,976 shares of restricted stock, which vest in equal installments on April 1, 2013, 2014 and 2015.

(4d)
As of December 31, 2012, Mr. Stanfill held (i) 1,034 shares of restricted stock, which vest in their entirety on March 12, 2013; (ii) 3,267 shares of restricted stock, which vest in equal installments on March 4, 2013 and 2014; and (iii) 8,200 shares of restricted stock, which vest in equal installments on February 21, 2013, 2014 and 2015.

(4e)
As of December 31, 2012, Ms. Kitchen held (i) 1,167 shares of restricted stock, which vest in their entirety on March 12, 2013; (ii) 1,667 shares of restricted stock, which vest in equal installments on March 4, 2013 and 2014; and (iii) 4,100 shares of restricted stock, which vest in equal installments on February 21, 2013, 2014 and 2015.

Option Exercises and Stock Vested for Fiscal-Year 2012

The following Option Exercises and Stock Vested table provides information about the value realized by the named executive officers on option award exercises and stock award vesting during the year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Andrew C. Florance	46,448	$2,412,788	19,898	$1,201,955
Brian J. Radecki	44,875	$1,918,709	6,917	$418,691
Francis A. Carchedi	10,000	$314,200	992	$68,498
John L. Stanfill	26,852	$733,950	41,133	$3,251,045
Jennifer L. Kitchen	17,633	$604,933	3,100	$187,553
__________

(1)
With respect to shares of common stock sold upon exercise (on the date acquired), the value was calculated by multiplying the difference between the sale price per share and the exercise price per share by the number of shares sold and aggregating all such sales during 2012. With respect to shares of common stock held upon exercise, the value was calculated by multiplying the difference between the closing price of our common stock on the date of exercise and the exercise price per share by the number of shares acquired and aggregating all such exercises during 2012.

(2)	Calculated by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

This section discusses the incremental compensation that would be payable by the Company to each named executive officer in the event of a change of control of the Company or a termination of the named executive officer’s employment with the Company for various reasons described below, sometimes referred to herein as a “triggering event.” In accordance with applicable SEC rules, the following discussion assumes that the triggering event in question — the change of control, termination of employment, death or disability — occurred on December 31, 2012, the last business day of 2012.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees.

The actual amounts that would be paid upon a named executive officer’s termination of employment or change of control can only be determined at the time of the applicable event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

Termination and Change of Control Provisions pursuant to Employment Agreements

Mr. Florance

The Company is permitted to terminate Mr. Florance’s employment at any time, without “cause”, upon 60 days written notice, and Mr. Florance may voluntarily terminate his employment for “good reason” upon at least 60 days written notice. “Cause” is defined as (a) a material failure by Mr. Florance to perform his duties, which remains uncured for 60 days after written notice of the failure is provided by the Company, (b) Mr. Florance being convicted of a felony or pleading nolo contendre to a felony, or (c) any other willful act or omission by Mr. Florance which materially harms the financial condition or business reputation of the Company. “Good reason” is defined as (a) requiring Mr. Florance to relocate more than 45 miles from his current principal office, (b) Mr. Florance ceasing involuntarily to be Chief Executive Officer of the Company or being required to perform duties that are materially inconsistent with those normally performed by a chief executive officer, (c) the Company materially reducing the nature of his authority and duties, (d) requiring Mr. Florance to report to someone other than the Board, (e) the Company materially breaching its obligations under his employment agreement, which remain uncured for 90 days after written notice is provided by Mr. Florance to the Company, or (f)  an acquisition or change of control of the Company occurring and Mr. Florance terminating his employment within one year after such event. For these purposes, an acquisition or change of control means (i) the acquisition of beneficial ownership of more than 50% of the outstanding common stock of the Company, (ii) election or appointment as directors comprising one-half or more of the Board of persons who were not nominated, recommended or appointed by the Company’s incumbent Board, (iii) the Company entering into a merger pursuant to which it is not the surviving entity, or (iv) sale by the Company of all or substantially all of its assets.

In the event that the Company terminates Mr. Florance’s employment without cause or if he terminates his employment for good reason, Mr. Florance is entitled to receive his base salary for one year payable in installments in accordance with the Company’s payroll practices, his bonus for the year in which the termination occurred, the immediate vesting of all of his unvested stock options and a gross-up payment, if any, to cover any taxes assessed under Section 4999 of the Tax Code. Upon termination by the Company without cause or by Mr. Florance for good reason, all of his unvested stock options will become immediately exercisable and he will have 180 days to exercise all vested options. If all or any portion of Mr. Florance’s stock options cannot be accelerated under the terms of the applicable stock incentive plan, Mr. Florance is entitled to receive cash consideration in lieu of acceleration for each share underlying that portion of his stock options that cannot be so accelerated equal to the excess (if any) of the highest closing price of the Company’s common stock during the 180 days following the executive's date of termination (or, if the Company is no longer publicly traded as of the date of termination, the per-share price in connection with the transaction(s) that resulted in the Company no longer being publicly traded) over the exercise price of such option.

Mr. Florance’s employment agreement also provides that in the event of his termination due to his disability or death, he (or his estate) would be entitled to receive (i) a prorated portion of his unvested stock options due to vest during the calendar year of his disability or death, and (ii) a prorated share of his bonus for the year of his disability or death. For the purposes of this analysis, which assumes a triggering event on December 31, 2012, he (or his estate) would be entitled to the full amount of his bonus for 2012.

Others

Except as may be provided to all employees of the Company generally and as provided pursuant to the Company’s stock incentive plans (as described below), Mr. Radecki, Mr. Carchedi, Mr. Stanfill and Ms. Kitchen are not entitled to any post-employment compensation if their employment is terminated without cause.

Change of Control Provisions under the Company’s 1998 and 2007 Plans

Pursuant to the Company’s 1998 Plan and 2007 Plan and related award agreements, upon a change of control, all options will immediately vest and all restrictions on stock grants will lapse. For purposes of the stock incentive plans, a “change of control” means: (a) acquisition by a third party of more than 80% of the undiluted total voting power of the Company's then outstanding securities eligible to vote to elect members of the Board, (b) consummation of a merger or consolidation of the Company into any other entity, unless the holders of the Company’s voting securities outstanding immediately before such transaction hold securities that represent immediately after such merger or consolidation at least 20% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its parent, or (c) the stockholders of the Company approve (i) a plan of complete liquidation or dissolution of the Company or (ii) an agreement for the Company's sale or disposition of all or substantially all the Company's assets, and such liquidation, dissolution, sale, or disposition is consummated. Further, upon a substantial corporate change, if awards are not assumed, substituted or continued, the awards shall immediately vest and become exercisable before the consummation of the transaction. For purpose of the stock incentive plans, a “substantial corporate change” means: (w) dissolution or liquidation of the Company, (x) merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, (y) the sale of substantially all of the assets of the Company to another corporation, or (z) with respect to the 1998 Plan, any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company, and, with respect to the 2007 Plan, a person acquires ownership of 100% of the combined voting power of all classes of stock of the Company.

The table below summarizes the potential termination and change of control payments described above for each of the named executive officers, excluding any payments that may be available under the Company’s company-wide severance plan, which provides payments that do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. The terms defined above apply to those used in this table. Unless otherwise specifically noted below, all amounts assume that the triggering event in question — the termination upon a change of control, termination without cause or for good reason, death or disability — occurred on December 31, 2012, the last business day of 2012.

Name	Termination by Company “without cause” other than upon change of control		Termination by Executive for “good reason” other than upon change of control		Termination due to death or disability		Termination upon change of control		Change of control without termination(1)
Andrew C. Florance	$4,536,434	(2)	$4,536,434	(2)	$1,100,000	(3)	$30,787,167	(4)	$19,920,445
Brian J. Radecki	—		—		—		$5,499,060	(1)	$5,499,060
Francis A. Carchedi	—		—		—		$2,738,488	(1)	$2,738,488
John L. Stanfill	—		—		—		$4,564,330	(1)	$4,564,330
Jennifer L. Kitchen	—		—		—		$2,187,632	(1)	$2,187,632
____________

(1)
Consists of the values realizable by the named executive officers with respect to unvested stock options (that are in-the-money) and restricted stock under the Company’s 1998 and 2007 Plans in the event of a change of control or substantial corporate change, as defined in the plans and described above, as of December 31, 2012, which values are summarized in the table below. The intrinsic value of the stock options was calculated by multiplying the number of shares underlying the unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($89.37) on December 31, 2012, excluding options with an exercise price greater than the closing price on December 31, 2012. The intrinsic value of the restricted stock was calculated using the closing price of the Company’s common stock on December 31, 2012 ($89.37).

Name	Unvested (in-the-money) Options (# shares)	Intrinsic Value	Unvested Restricted Stock (# shares)	Intrinsic Value	Total
Andrew C. Florance	84,867	$2,886,434	190,601	$17,034,011	$19,920,445
Brian J. Radecki	28,868	$988,735	50,468	$4,510,325	$5,499,060
Francis A. Carchedi	12,500	$649,375	23,376	$2,089,113	$2,738,488
John L. Stanfill	21,700	$712,394	43,101	$3,851,936	$4,564,330
Jennifer L. Kitchen	12,301	$424,005	19,734	$1,763,628	$2,187,632

(2)
Includes base salary for one year ($550,000), bonus for 2012 ($1,100,000), and the immediate vesting of all unvested stock options ($2,886,434). The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($89.37) on December 31, 2012, excluding options with an exercise price greater than the closing price on December 31, 2012.

(3)	Consists of the cash incentive bonus for 2012.

(4)
Mr. Florance’s employment agreement provides for a termination payment if there is an acquisition or change of control of the Company and Mr. Florance terminates his employment within one year after that event. Assuming, for these purposes, that those conditions are met as of December 31, 2012, Mr. Florance would be entitled to the amount set forth, which includes base salary for one year ($550,000), his cash incentive bonus for 2012 ($1,100,000), the immediate vesting of all unvested stock options ($2,886,434) and all unvested restricted stock ($17,034,011) under the respective stock incentive plans, and an estimated gross-up payment to cover taxes assessed under Section 4999 of the Tax Code ($9,216,722). The value of stock option vesting included in this amount was calculated by multiplying the number of unvested options by the difference between the exercise price of each unvested option and the closing price of the Company’s common stock ($89.37) on December 31, 2012, excluding options with an exercise price greater than the closing price on December 31, 2012. The value of the restricted stock was calculated by multiplying the number of outstanding restricted shares by the closing price of the Company’s common stock on December 31, 2012 ($89.37).

Company-Wide Severance Policy

As described above under “Termination and Change of Control Payments” on page 45 of this Proxy Statement, in 2008, the Company adopted a company-wide severance plan that provides payments that do not discriminate in scope, terms or operation in favor of executive officers of the Company and that are available generally to all salaried employees, including the named executive officers. Pursuant to the company-wide severance policy, full-time staff who are part of a position reduction may receive severance pay equal to two weeks current base pay for the first year or less of employment, plus one week current base pay for each completed additional year of continuous service (up to a 16-

week maximum payout) in exchange for a full release of claims. In the event of termination of employment as a result of a position reduction, under the Company-wide severance policy as of December 31, 2012, Mr. Radecki would be entitled to $107,692, Mr. Carchedi would be entitled to $18,462, Mr. Stanfill would be entitled to $100,000 and Ms. Kitchen would be entitled to $67,692. Mr. Florance would be entitled to the payments set forth in his employment agreement, which are described above.

Certain Relationships and Related Transactions

None of our executive officers or directors engaged in or had a direct or indirect interest in any transactions with us during fiscal year 2012 that are required by SEC rules to be disclosed in this Proxy Statement.

The Board recognizes that Interested Transactions (as defined below) can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. In April 2006, the Board delegated authority to the Audit Committee to review and approve Interested Transactions, and the Audit Committee has adopted written procedures as detailed below for the review, approval, or ratification of Interested Transactions.

Pursuant to the Audit Committee’s procedures, an “Interested Transaction” is any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (a) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (b) the Company is a participant, and (c) any Related Party (as defined below) has or will have a direct or indirect interest (other than solely as a result of being a director or trustee (or any similar position) or a less than 10 percent beneficial owner of another entity). A “Related Party” is any (a) person who is or was (since the beginning of the last year for which the Company has filed an annual report on Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of the Company, (b) greater than 5% beneficial owner of the Company’s outstanding common stock, or (c) Immediate Family Member of any of the foregoing. An “Immediate Family Member” is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of a person.

The Audit Committee will review all of the relevant facts and circumstances of all Interested Transactions and either approve or disapprove of the entry into the Interested Transaction, subject to a limited list of enumerated transactions which are deemed to be pre-approved as described in the Interested Transactions policy. In determining whether to approve an Interested Transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers, and anyone who beneficially owns more than 10% of our common stock, file with the SEC reports of initial ownership and reports of changes in ownership of our common stock, and to furnish us with copies of those reports. Based solely on a review of the reports furnished to us and on written representations from reporting persons, we believe that during 2012, our directors, executive officers and 10% stockholders filed the required reports under Section 16(a) on a timely basis.

Other Information

We have made available a copy of our Annual Report for the year ended December 31, 2012 and our annual report on Form 10-K for the year ended December 31, 2012 with this Proxy Statement. In addition, you may obtain a copy of our annual report on Form 10-K, including the financial statements and financial statement schedules, without charge by sending a written request to Rich Simonelli, Director of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005.

If you and others who share your mailing address own common stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one set of proxy materials from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it and a single copy of the Notice of Availability of Proxy Materials has been sent to your address. Each stockholder will continue to receive a separate voting instruction form. If you would like to revoke your consent to householding and in the future receive your own Notice of Availability of Proxy Materials or your own set of proxy materials, as applicable, or if your household is currently receiving multiple copies of the Notice of Availability of Proxy Materials or multiple sets of proxy materials and you would like in the future to receive only a single copy of the Notice of Availability of Proxy Materials or a single set of proxy materials at your address, you may change your delivery preferences by contacting our transfer agent, American Stock Transfer and Trust Company, at 6201 15th Avenue, Brooklyn, NY 11219, or at (718) 921-8200.  We will deliver promptly, upon written or oral request, a separate copy of the proxy materials for the Annual Meeting to a stockholder at a shared address to which a single copy of the materials was delivered. This request should be made by sending a written request to Rich Simonelli, Director of Investor Relations, CoStar Group, Inc., 1331 L Street N.W., Washington, DC 20005 or by calling Mr. Simonelli at (202) 346-6500.

This Proxy is solicited on behalf of the Board of Directors. The Company will bear all expenses in connection with the Annual Meeting and this proxy solicitation. We have also retained Innisfree M&A Incorporated to assist in soliciting proxy voting instructions, at an estimated cost not to exceed $10,000, plus reasonable expenses. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, in person, by telephone, by mail, facsimile, or other electronic or other means. Mediant Communications LLC and Innisfree M&A Incorporated will request that brokerage houses, banks and other custodians forward proxy material to beneficial owners of our common stock. We will reimburse brokerage houses, our proxy agent, Mediant Communications LLC, our proxy solicitor, Innisfree M&A Incorporated, banks, and other custodians for their reasonable expenses for forwarding these materials to beneficial owners. Mediant Communications LLC will act as proxy tabulator.

Appendix A

CoStar GROUP

ANNUAL MEETING OF COSTAR GROUP, INC.

Date: June 4, 2013
Time: 10:00 A.M. (EDT)
Place: 1331 L Street, NW, Washington, DC, 20005

Please make your marks like this: ☒ **Use dark black pencil or pen only**

Board of Directors Recommends a Vote **FOR** proposals 1, 2, 3 and 4.

	For	Withhold	Directors Recommend
01 Michael R. Klein	☐	☐	For
02 Andrew C. Florance	☐	☐	For
03 David Bonderman	☐	☐	For
04 Michael J. Glosserman	☐	☐	For
05 Warren H. Haber	☐	☐	For
06 John W. Hill	☐	☐	For
07 Christopher J. Nassetta	☐	☐	For
08 David J. Steinberg	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here ______ Please Date Above ______

Please Sign Here ______ Please Date Above ______

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

CoStar GROUP

Annual Meeting of CoStar Group, Inc.
to be held on Tuesday, June 4, 2013
for Holders as of April 8, 2013

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/csgp
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-390-6269
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Michael R. Klein, Andrew C. Florance and Brian J. Radecki, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of CoStar Group, Inc., which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 5.

All votes must be received by 5:00 P.M., Eastern Daylight Time, June 3, 2013.
All votes for ESPP participants must be received by 5:00 P.M., Eastern Daylight Time, May 30, 2013.

PROXY TABULATOR FOR

COSTAR GROUP, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

A-1

A-2